As filed with the Securities and Exchange
Commission on June 29, 2001                   Registration No. 333-



                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  Form SB-2
           Registration Statement under the Securities Act of 1933

                              WHOLE LIVING, INC.
                       (Name of issuer in its charter)

NEVADA                               2090                         87-0621709
(State of incorporation)  (Primary Standard Industrial       (I.R.S. Employer
                           Classification Code Number)     Identification No.)
                        629 East 730 South, Suite 201
                          American Fork, Utah 84003
                                (801) 772-3300
  (Address and telephone number of registrant's principal executive offices and principal place of business)
                               ---------------

                           Ron Williams, President
                        629 East 730 South, Suite 201
                          American Fork, Utah 84003
                                (801) 772-3300
          (Name, address and telephone number of agent for service)
                               ---------------
                                  Copies to:

                             Cindy Shy, Attorney
                               Cindy Shy, P.C.
                              525 South 300 East
                         Salt Lake City, Utah 84111
                                (801) 323-2392

       Approximate date of commencement of proposed sale to the public:
  As soon as practicable after the registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                       CALCULATION OF REGISTRATION FEE
______________________________________________________________________________
                                  Proposed     Proposed
Title of Each                     Maximum      Maximum
Class of          Amount          Offering     Aggregate      Amount of
Securities to     to be           Price Per    Offering       Registration
be Registered     Registered (1)  Unit (2)     Price          Fee
______________________________________________________________________________

Common Stock      11,753,470      $0.425       $4,995,224.75  $1,248.81
______________________________________________________________________________

      (1) This registration statement covers the resale by certain selling stockholders of up to an aggregate of 11,753,470 shares of common stock, par value $0.001, of the issuer. 10,953,470 shares have been acquired by certain selling stockholders and 800,000 shares may be acquired by a certain selling stockholder upon the exercise of warrants.

      (2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the bid and asked prices of the issuer's common stock on June 26, 2001.

Whole Living, Inc. hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall become effective in accordance with Section 8(a) of the Securities Acts of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                                  PROSPECTUS

 ____________________________________________________________________________
|                                                                            |
|                             SUBJECT TO COMPLETION                          |
|                                                                            |
| The information in this prospectus is not complete and may be changed. We | | may not sell these securities until the registration statement filed with | | the Securities and Exchange Commission is effective. This prospectus is | | not an offer to sell these securities and it is not soliciting an offer to | | buy these securities in any state where the offer or sale is not permitted.|
 ----------------------------------------------------------------------------



                              WHOLE LIVING, INC.
                             a Nevada corporation

              11,753,470 shares of common stock, par value $.001
                                 ___________



 _____________________________________
|                                     | We are registering 11,753,470 common
|          Trading Symbol             | shares of Whole Living common stock
|                                     | for resale by certain selling
|     NASD OTC Bulletin Board         | stockholders.  Of these shares,
|              "WLIV"                 | 10,953,470 shares have been acquired
|                                     | by certain selling stockholders and
|  High bid and low asked prices as   | 800,000 shares will be acquired by a
|     reported by NASDAQ Trading      | certain selling stockholder upon
|        and Market Services          | exercise of warrants.  The selling
|         on June 26, 2001:           | stockholders are identified in this
|     $0.38 and $0.47, respectively   | prospectus.
|                                     |
|                                     | We will not receive the proceeds from
 -------------------------------------  the sale of the 11,753,470 common shares sold by the selling
                                        stockholders. We will receive proceeds
                                        from the exercise of the warrants,
                                        which may result in proceeds up to
                                        $400,000 if the selling stockholders
                                        exercise all warrants.



       Investing in the common stock involves a high degree of risk.
                   See "Risk Factors" beginning on page 4.

                                ______________

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete.
           Any representation to the contrary is a criminal offense.

                              __________________

                        Prospectus dated June 27, 2001

                              TABLE OF CONTENTS

Prospectus Summary.........................................................3

Risk Factors...............................................................4

Use of Proceeds............................................................6

Market for Common Equity...................................................6

Management's Discussion and Analysis.......................................8

Business..................................................................13

Properties................................................................21

Legal Proceedings.........................................................22

Management............................................................... 22

Principal Stockholders................................................... 24

Selling Stockholders..................................................... 24

Description of Securities................................................ 26

Plan of Distribution......................................................27

Interest of Named Experts and Counsel.....................................28

Commission's Position on Indemnification
  For Securities Act Liability............................................28

Available Additional Information..........................................28

Changes in Accountants....................................................29

Financial Statements......................................................29


You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering and selling the shares only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of the prospectus or any sale of the shares.


Until 90 days after the date of the prospectus all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                             PROSPECTUS SUMMARY

                              Whole Living, Inc.
                        629 East 730 South, Suite 201
                          American Fork, Utah 84003
                                (801) 772-3300

      In this prospectus references to "Whole Living," "we," "us," and "our" refer to Whole Living, Inc.

      The Company.   Whole Living, doing business as Brain Garden, is a direct
selling company involved in the distribution and sale of proprietary whole food products, essential oils, personal care products and turn-key, home-based business systems. Our revenue is primarily dependent upon the efforts of a network of independent distributors who purchase products and sales materials from us for personal use or for resale to customers or sponsored distributors.
 Further discussions of our business and operations can be found in the "Business" section starting on page 13 and the "Management's Discussion and Analysis" starting on page 8.

     We have recorded operating losses for the most recent two fiscal years and as of December 31, 2000 we have an accumulated deficit of $3,875,933. We have funded our cash requirements primarily through sales, loans and private placement of equity securities. Our independent auditors have expressed an opinion that we may be unable to continue as a going concern without financing. However, we plan to raise capital though public markets and intend to aggressively market our products. The following table sets forth certain selected financial data of Whole Living for the three months ended March 31, 2001 and the years ended December 31, 2000, and 1999. The information contained in the following table should be read in conjunction with the "Management's Discussion and Analysis" starting on page 8 and the historical financial statements and related notes included elsewhere in this prospectus.

                                  THREE MONTHS           YEAR ENDED
                                     ENDED              DECEMBER 31,
                                 MARCH 31, 2001      2000          1999
                                 -------------- -------------- -------------
Operations
  Revenues                       $   1,302,943  $   5,198,835  $  3,625,935
  Gross profit                         231,430      1,317,484       969,574
  Total operating expenses           1,025,264      3,435,128     2,616,269
  Net loss                            (794,191)    (2,121,793)   (1,698,883)
  Net loss per common share      $       (0.05) $       (0.18) $      (0.19)

Financial position

  Current assets                 $     674,058  $     600,718  $    587,428
  Current liabilities                  852,842      2,075,383     1,454,755
  Total assets                       1,240,845      1,182,728       929,055
  Stockholder's equity                 388,003       (892,975)     (530,182)
  Book value per weighted
   average share                 $       (0.02) $       (0.07) $      (0.06)

      The Offering. Whole Living, Inc. is registering 11,753,470 shares of common stock as a result of agreements between Whole Living and the selling stockholders. The shares being registered have been issued in prior transactions and include underlying common shares for warrants. These transactions and the terms of the agreements are described in more detail in the "Selling Stockholders" section starting on page 24.

      We will not receive any of the proceeds from the sale of the 11,753,470 shares which are being registered.

However, we may receive proceeds from the exercise of any and all of the 800,000 warrants. If all of the warrants are exercised we may receive proceeds of approximately $400,000. These shares will be sold from time to time and at the total discretion of the selling stockholders. See, the "Plan of Distribution" starting on page 27 for further details on the rights of the selling stockholders in regards to the manner of any sales.

    Shares of common stock offered by selling stockholders        11,753,470
    Common stock outstanding after the offering                   28,847,230
    Common stock owned by selling stockholders after the offering    100,000


                                 RISK FACTORS

      Potential investors should carefully consider the following risk factors before deciding to buy our common stock. Each investor should also consider the other information in this prospectus. If any of the following risks actually occur, our business, financial condition, operating results or cash flows, could be materially adversely affected. This could cause the trading price of our common stock to decline, and the investor may lose part of, or all, of his investment.

Risks related to our business

      Whole Living has a limited operating history and we cannot be certain of future progress or profitability. We were incorporated in March 1999 and initiated our business operations in May 1999. We may encounter financial, managerial, technological or other difficulties as a result of our lack of operating history. Starting in late 1999 we began to market our Whole Foods - Whole Learning- Whole Living products through our independent distributors. During the past year we have expanded our market into Australia, Canada, New Zealand and Japan and we anticipate that our operating revenue will increase, however, we cannot guarantee that our revenues will exceed our operating expenses.

      We have consistently incurred losses since our formation. As of December 31, 2000 our accumulated losses totaled $3,875,933. We are not able to currently finance our operations through our generated revenues. We have financed ourselves through loans and sales of our common stock. During the coming year, we will require additional equity or debt financing from third parties to finance our operations, which may not be available to us or on terms which are acceptable to us. Please refer to the "Liquidity and Capital Resources," below, for a more detailed description of our financial condition.

      Our quarterly results could fluctuate and we cannot be certain that future results will be similar to past results. Our revenues may fluctuate due to seasonal decreases in distributor sponsoring and product sales because of holidays and customary vacation periods. Our future operating results may vary significantly due to factors such as variations in product sales and sales of particular product lines, changes in our operating expenses, changes in our business strategy, and general economic factors. Our revenues will also be difficult to forecast because the markets for our products are evolving and our revenues in any period could be significantly affected by new product announcements or product launches by our competitors.

      We will need additional capital and may be unable to raise it. We believe, based on our current expenditure rate, that we may need $1 million additional financing in 2002 to fund our international expansion. Therefore, our success will depend upon our ability to access equity capital markets and borrow on terms that are financially advantageous to us. We rely upon revenues from our distributor network, from sales of our common stock and loans to fund our operations. If we fail to obtain adequate funds from these sources or are unable to obtain debt financing on acceptable terms, we might be forced to delay or abandon some or all of our business plans. If we are unable to obtain additional capital, we may not have sufficient working capital to develop our foreign and domestic markets, develop new product lines and pursue business opportunities. If we borrow funds, we could be forced to use a large portion of our cash reserves to repay principal and interest on those funds. If we issue our common stock for capital, the interests of investors and stockholders could be diluted.

      We are subject to intense competition and we may not be able to compete successfully in the market. We estimate that we have less than a 1% market share of our markets. We compete with large and small network marketing companies and major retail businesses which sale herbal remedies, personal care and nutritional products and educational products. Many of these companies have brand name recognition and significantly greater financial, technical, marketing, and managerial resources. We compete with these companies by emphasizing our uniqueness, the effectiveness and quality of our products and the convenience of our distribution system. We expect competition to persist, increase, and intensify in the future as the markets for our products develop and as additional competitors enter our market.

      Our revenue is directly dependent upon the efforts of independent distributors and growth in the total number of our distributors. We cannot assure that the number or productivity of our distributors will be sustained at current levels or increased in the future. There is turnover in distributors from year to year, which requires the sponsoring and training of new distributors by existing distributors to maintain or increase the overall distributor force and motivate new and existing distributors. We have little control over the level of sponsorship of new distributors and cannot predict the timing or degree of fluctuations in distributors. We believe that most of our distributors attempt, with varying degrees of effort and success, to sponsor additional distributors because of the financial incentives provided to those who succeed in building a distributor network.

      We may be subject to risks associated with global operations, including fluctuating currency exchange rates and political instability. We have launched operations in Australia and Japan and may establish similar arrangements in other countries. As a result, our future revenues may be affected by the economies of such countries. In addition, international operations are subject to a number of risks, including, longer payment cycles, unexpected changes in regulatory environments, import and export restrictions and tariffs, difficulties in staffing and managing international operations, greater difficulty or delay in accounts receivable collection, potentially adverse recessionary environments and economies outside the United States, and political and economic instability.

      Our profitability depends in part on our ability to obtain food ingredients, packaging and printing at acceptable prices. We rely on various suppliers and manufacturers for our products. Our profit margins are dependent upon our ability to purchase food ingredients at acceptable costs and the ability of these outside manufacturers to continue to supply products in a timely and cost-efficient manner. We rely primarily upon Future 500 Corporation and Jensen's Choice Foods, food processing and packaging companies, who supply approximately 75% of our food products. We also rely on Media Source Marketing, Inc. for the majority of our printing services and Nature's Best supplies the majority of our food ingredients. Our business would be materially adversely affected if we lost any of these suppliers.

Risks related to the offering

      The future sale of common stock could pose investment risks, including substantial dilution to our stockholders. The market price of our common stock could drop as a result of sales of the common stock in the market or the perception that such sales could occur after the effective date of this registration statement. These factors could also make it more difficult for us to raise funds through future offerings of our common stock. As of June 18, 2001, we have approximately 28,047,230 shares of common stock outstanding. If all warrants are exercised after the effective date of this registration statement, it is possible that we will have 28,847,230 shares outstanding, with approximately 16,050,470 shares freely transferable without restriction or further registration under the Securities Act of 1933 (the "Securities Act"). Approximately 1,597,567 shares of our common stock will be held by our "affiliates," as defined in Rule 144 under the Securities Act, and 12,796,760 shares will be "restricted securities," as defined in Rule 144. The Rule 144 common stock may be sold in the future without further registration under the Securities Act to the extent those sales are permitted by Rule 144 or any other exemption under the federal securities laws.

      Investors may have difficulty selling our shares. There has not been a large public market for our common stock and it has traded on the over-the-counter market only since August of 1999. We do not know the extent to which investor interest in our stock will lead to the development of an active trading market for our stock or how liquid that market might be. Investors may be unable to resell their Whole Living common stock at or above the price they paid for their Whole Living common stock.
      Also, our stock may qualify as a "penny stock" under the Penny Stock Suitability Reform Act of 1990. The SEC generally defines penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our shares are deemed to be a penny stock, trading in the shares will be subject to additional sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors, which are discussed in more detail in the "Market For Common Equity" section, below.

      We have not paid dividends. We have not paid a dividend on our common stock. We intend to retain future earnings to finance our growth and development and do not plan to pay cash or stock dividends in the foreseeable future. (See, "Market for Common Equity - Dividends," below.)

                    Note About Forward Looking Statements

      This prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose any statements contained in this prospectus that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "estimate" or "continue" or comparable terminology are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties, and actual results may differ materially depending on a variety of factors, many of which are not within Whole Living's control. These factors include but are not limited to economic conditions generally and in the industries in which Whole Living may participate; competition within Whole Living's chosen industry, including competition from much larger competitors; technological advances and failure by Whole Living to successfully develop business relationships.


                               USE OF PROCEEDS

      We are registering the shares for the benefit of the selling stockholders and they will sell the shares from time to time under this prospectus. We will not receive the proceeds from the resale of the 11,753,470 shares to be sold by the selling stockholders; however, we may receive proceeds from the exercise of 800,000 warrants. The selling stockholders are not obligated to exercise their warrants, and there can be no assurance that they will exercise all or any of them. If they exercise all of the warrants we could receive approximately $400,000 in proceeds. We intend to use these proceeds for working capital, which may include payment of salaries, rent, research and development, investigation of business opportunities, purchase of inventory and marketing expenses.

                           MARKET FOR COMMON EQUITY

Market Information

      Our common stock is listed on the NASD OTC Bulletin Board under the symbol "WLIV." There was no trading activity in our common stock prior to August 5, 1999. The following table represents the range of the high and low bid prices, converted to decimals, of our stock as reported by the Nasdaq Trading and Market Services for the each quarter through March 31, 2001. Such quotations represent prices between dealers and may not include retail markups, markdowns, or commissions and may not necessarily represent actual transactions. We cannot ensure that an active public market will develop in our common stock or that a shareholder may be able to liquidate his investment without considerable delay, if at all.

            Year        Quarter Ended           High         Low
            -----       -------------          -----        -----
            1999        September 30           $3.75        $0.38
                        December 31             5.00         2.00

            2000        March 31               $5.00        $2.50
                        June 30                 3.75         1.00
                        September 30            3.00         0.75
                        December 31             2.13         0.56

            2001        March 31               $0.81        $0.38

      As of June 18, 2001, we had approximately 117 shareholders of record and 28,047,230 common shares outstanding. As of that date 4,297,000 shares were unrestricted and the remaining 23,750,230 shares were restricted securities as that term is defined by Rule 144.

      Our shares are subject to section 15(g) and rule 15g-9 of the Securities and Exchange Act, commonly referred to as the "penny stock" rule. The rule defines penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. The rule provides that any equity security is considered to be a penny stock unless that security is: registered and traded on a national securities exchange meeting specified criteria set by the SEC; authorized for quotation from the NASDAQ stock market; issued by a registered investment company; excluded from the
definition on the basis of price   at least $5.00 per share   or the issuer's
net tangible assets. If our shares are deemed to be a penny stock, trading in the shares will be subject to additional sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. Accredited investors, in general, include individuals with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse, and certain institutional investors.

      For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such security and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the security. Finally, monthly statements must be sent disclosing recent price information for the penny stocks. Consequently, these rules may restrict the ability of broker-dealers to trade or maintain a market in our common stock and may affect the ability of shareholders to sell their shares.

Dividends

      We have not paid cash or stock dividends and have no present plan to pay any dividends, intending instead to reinvest our earnings, if any. For the foreseeable future, we expect to retain any earnings to finance the operation and expansion of our business. In addition, it is anticipated that the terms of future debt and/or equity financing may restrict the payment of cash dividends. Therefore, the payment of any cash dividends on the common stock is unlikely. However, payment of future dividends will be determined from time to time by our board of directors, based upon our future earnings, financial condition, capital requirements and other factors. We are not presently subject to any restriction on our present or future liability to pay any dividends.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

      Generally, we have recorded operating losses for the most recent two fiscal years and as of March 31, 2001 we have an accumulated deficit of $4,670,124. Our independent auditors have expressed an opinion that we may be unable to continue as a going concern without financing. However, we plan to raise capital though public markets and to aggressively market our products.

      Generally, we recognize revenue upon the receipt of the sales order, which is simultaneous with the payment and delivery of such goods. Revenue is net of returns, which have historically been less than 1% of sales. Distributor commissions are paid to several levels of distributors on each product sale. The amount and recipient of the commission varies depending on the purchaser's position within the Unigen Plan. (See "Business - Distribution Network," below.) Distributor commissions are paid to distributors on a monthly basis based upon their personal and group sales volume. Additional bonuses are paid weekly to distributors. The overall payout average has been approximately 41% of product sales.

Reverse Merger Treatment

      In May of 1999 Whole Living merged with Whole Living, Inc., a Utah corporation, doing business as Brain Garden(TM) ("Whole Living Utah"). Whole Living, the Nevada corporation, was the surviving entity following the statutory merger and in conformance with generally accepted accounting principles, the merger has been accounted for as a "reverse merger" and the accounting survivor is Whole Living Utah. The reverse merger was completed through a tax free stock-for-stock exchange of 6,000,000 shares of the Whole Living's common stock for all the outstanding stock of Whole Living Utah. For accounting purposes, Whole Living was acquired for approximately 4.3 million shares in exchange for $800,000 of its net monetary assets, $650,000 of which were advances due from Whole Living Utah. The merger provided cash necessary to support the operations of Whole Living Utah prior to the merger and the operations of Whole Living after the merger.

Results of Operations

      The following table summarizes operations for the three month periods ended March 31, 2001 and 2000 and the fiscal year ended December 31, 2000 and 1999. The fiscal year ended December 31, 1999 consolidates five months of operations of Whole Living Utah and seven months of the combined entities as Whole Living Nevada.



                               Three Month Period
                                 Ended March 31,      Year ended December 31,
                               2001         2000         2000         1999
                           ------------ ------------ ------------ ------------
Revenues                   $ 1,302,943  $   960,479  $ 5,198,835  $ 3,625,935
Cost of Sales                1,071,513      606,668    3,881,351    2,656,361
                           ------------ ------------ ------------ ------------
Gross Profit                   231,430      353,811    1,317,484      969,574
Selling Expense                241,340      219,398      898,143      358,436
Research & Development               -            -            -       17,520
General & Administrative       783,924      422,301    2,536,985    2,240,313
                           ------------ ------------ ------------ ------------
   Total Operating Expense   1,025,264      641,669    3,435,128    2,616,269

Operating Income (Loss)       (793,834)    (287,888)  (2,117,644)  (1,646,695)

Total Other Income (Expense)      (357)     (42,419)      (4,149)     (52,188)

Net Income (Loss)          $  (794,191) $  (330,307) $(2,121,793) $(1,698,833)
                           ============ ============ ============ ============
Net Loss per share         $     (0.05) $     (0.03) $     (0.18) $     (0.19)

THREE MONTH PERIODS ENDED MARCH 2001 AND 2000

      Sales increased $772,464 for the first quarter of 2001 compared to the same quarter for the prior year. The increased revenues were a result of the development of our distributor network, particularly the expansion of our distributor network into Australia and New Zealand in the last half of the 2000 fiscal year.

      Cost of sales consists primarily of the cost of procuring and packaging products and sales commissions to our independent distributors, the cost of shipping product to distributors in Australia, plus credit card sales processing fees. Cost of sales were 82.2% of sales for the first quarter of 2001 compared to 63.2% of sales for the same period in 2000. This increase was primarily the result of the implementation of the company-wide "Retail Bonus Pool" commission plan, which significantly increased our commission payout on sales to new customers in order to increase the size of our overall customer and distributor base. Accordingly, our gross profit decreased $122,381 in the first quarter of 2001 compared to the first quarter of 2000.

      General and administrative expenses, which include general office expense, management and employees' salaries, and the support systems for the distributor network, increased $361,623 for the first quarter of 2001 compared to the first quarter of 2000. These expenses increased because of: 1) start up costs involved in establishing distribution in Australia and New Zealand;
2) costs attributed to product manufacturing in Australia and; 3) the increase in the number of employees and other resources required to service the growth in company revenues.

      Selling expenses, which includes marketing expenses, the support of sales meetings and events, and certain customer service expenses, increased $21,942 during the first quarter of 2001 compared to the same period of 2000. This increase was primarily attributable to consulting fees and other expenses for domestic and foreign market growth during the 2001 first quarter. Selling expenses for the 2001 first quarter were 18.5% of sales compared to 22.8% of sales for the first quarter of 2000.

      Total operating expenses were 78.7% of sales in the first quarter of 2001, compared to 66.8% in the first quarter of 2000. The increase in total operating expenses during this period is summarized in the discussion of its component parts above. Primarily, the increase was a result of expenses involved in: 1) increased sales commissions resulting from implementation of the company's Retail Bonus Plan; and 2) expenses of establishing and preparing to establish overseas distribution.

      Net loss increased $463,844 during the first quarter of 2001 compared to the same period in 2000. We recorded a loss per share of $0.05 for 2001 first quarter compared to a loss per share of $0.03 for the 2000 quarter. Cash to fund operating losses came primarily from loans. Management expects operating losses to continue in the next quarter as the company continues to invest in expansion of its overseas distribution.

YEARS ENDED DECEMBER 31, 2000 AND 1999

      Revenues increased $1,572,900 for the 2000 year from the 1999 year. The increased revenues were a result of the development of our distributor network, particularly the expansion of our distributor network into Australia and New Zealand in the last half of 2000.

      Cost of sales were 74.7% of revenues for 2000 compared to 73.3% of revenues for 1999. Even though we implemented company-wide commission plans, which significantly increased our commission payout on sales to new customers, the increase in commissions paid out was offset by the results of better product procurement in 2000.

      Selling expenses increased $539,707 from 1999 to 2000 and were 17.3% of revenues in 2000 compared to 9.9% of revenues in 1999. This increase was primarily the result of recognizing selling and marketing costs associated with expanding distribution in Australia and New Zealand, plus additional costs involved in laying the groundwork for expansion into Japan. Some selling and marketing expenses saw a decrease attributable to the implementation of tighter operating budgets during a period of significant sales growth.

      Research and development expenses declined from $17,520 in 1999 to a negligible amount during 2000.

      General and administrative expenses increased $296,672 from 1999 to 2000. These expenses increased because of: 1) start up costs involved in establishing distribution in Australia and New Zealand; and, 2) the increase in the number of employees and other resources required to service the growth in company revenues.

      Total operating expenses were 66.1% of sales in 2000. This compares to 72.2% in 1999. The overall dollar increase of $818,859 in 2000 over 1999 is summarized in the above discussions. Primarily, the increase was a result of expenses involved in: 1) increased sales commissions resulting from implementation of our new commission plan; and, 2) expenses related to preparation and the launch of establishing overseas distribution. The decrease in the overall per cent of operating expenses to sales from 1999 to 2000 is attributable to management's implementation of tighter departmental budgets.

      Net losses increased $422,910 from 1999 to 2000 and we recorded a net loss per share of $(0.18) for the 2000 fiscal year. Cash to fund operating losses came primarily through loans from related parties. Management expects operating losses to continue into the first quarter of 2001 as we continue to invest in expansion of our overseas distribution.

YEARS ENDED DECEMBER 31, 1999 AND 1998

      Whole Living Utah was incorporated on November 25, 1998 and shortly thereafter it acquired the principal business assets of Brain Garden, LLC, a Utah limited liability company. For discussion purposes, 1998 financial information has been aggregated to include the operations of Brain Garden LLC for approximately eleven months and Whole Living Utah's operations from its inception in November to December 31, 1998.

      Revenues increased $1,654,096 for the 1999 year from the 1998 year aggregate revenues of $1,971,839 for Brain Garden and Whole Living Utah. During 1999 we experienced increases each month in net monthly sales, starting with $112,320 for January and growing to $626,712 for December. The increased revenues were a result of the development of our distributor network. Cost of sales were 73.3% of revenues for 1999 compared to 19.9% of revenues for Brain Garden's operations and 40.1% of revenues for Whole Living Utah's operations. The 1999 cost of sales reflects discounts we applied to certain products in order to attract new distributors. The higher cost of sales for Whole Living Utah in 1998 were primarily a result of that company establishing a product line and inventory.

      Selling expenses decreased $236,399 in 1999 from the 1998 aggregate of $594,835 for Brain Garden and Whole Living, Utah. Selling expenses were 9.9% of revenues in 1999 compared to 29.8% of revenues for Brain Garden's operations and 33.6% of revenues for Whole Living Utah's operations in 1998. The 1999 decrease is reflective of management's decision to change the method of accounting for these expenses.

      We expended $17,520 during 1999 on research and development of our product lines, compared to $10,340 spent by Whole Living Utah in 1998 to develop personal care and other products and Brain Garden recorded $330 for research and development.

      General and administrative expenses which include general office expense, management and employees' salaries, and the support systems for the distributor network, increased $1,412,274 in 1999 from the 1998 aggregate of $828,039. The 1999 increase was due to hiring two additional full time employees and one part-time employee, improvements to our support business systems, and development of our sales and marketing tools.

Factors Affecting Future Performance

      Since our inception, internal cash flows, alone, have not been sufficient to maintain our operations. Our future internal cash flows will be dependent on a number of factors, including:
      .     Our ability to encourage our distributors to sponsor new
            distributors and increase their own personal sales;
      .     Our ability to promote our product lines with our distributors;
      .     Our ability to develop successful new product lines;
      .     Effects of regulatory changes, if any; and
      .     Our ability to remain competitive in our markets.
Actual costs and revenues could vary from the amounts we expect or budget, possibly materially, and those variations are likely to affect how much additional financing we will need for our operations.

Seasonal Aspects

      In the direct selling industry, the summer months of June, July and August, and the holiday months of November and December are relatively soft. However, in our short operating history we have not experienced a decrease in sales during these time periods and are unsure how the industry-wide fluctuations will affect our business in the future.

Liquidity and Capital Resources

      We have funded our cash requirements primarily through sales, loans and private placement of equity securities. For the quarter ended March 31, 2001, we had no net cash on hand with $674,058 in total current assets compared to no cash on hand and $600,718 total current assets for the year ended December
31, 2000.   Our total current liabilities were $852,842 for 2001 first quarter compared to total current liabilities of $2,075,383 for the 2000 year.

      As of December 31, 2000, our principal commitments consisted of notes payable, operating leases and office equipment leases. Future minimum payments on notes payable were $1,274,049 through 2001, future minimum payment on operating leases for vehicles was $258,357 through 2002 and future minimum capital lease payments totaled $3,446 through the year 2002.

      Net cash used for operating activities was $979,880 for the quarter ended March 31, 2001 compared to $1,708,133 for the year ended December 31, 2000. Net cash used by investing activities was $31,735 for the 2001 first quarter compared to $$363,229 for the 2000 fiscal year.

      Net cash provided by financing activities was $1,011,615 for the 2001 first quarter compared to $1,888,293 for the 2000 fiscal year. During the first quarter of 2001 we borrowed $1,012,233, during fiscal year 2000 we borrowed $1,934,049 and during fiscal year 1999 we borrowed $990,000. These loans were primarily from shareholders with interest rates varying from 9% to 10.5%. By the first quarter of 2001 we had converted
$2,003,169 of that debt by issuing an aggregate of 6,677,230 common shares. The settlement of the notes payable included 400,000 common shares issued to PHI Mutual Ventures in March 2000 to convert a note payable of $500,000 and an aggregate of 2,000,000 common shares issued for a $1,100,000 promissory note
held by Capital Communications, Inc. and its assigns.   During the second
quarter of 2001, we sold 7,500,000 common shares to six accredited investors for $2,550,000.

      Management believes that our cash needs for at least the next six months can be met by this equity financing. Management anticipates that additional capital will be provided by future private placements of our common stock. We expect to issue private placements of stock pursuant to exemptions provided by federal and state securities laws. The purchasers and manner of issuance will be determined according to our financial needs and the available exemptions. We also note that if we issue more shares of our common stock our shareholders may experience dilution in the value per share of their common stock.

      If we fail to raise the necessary funds through private placements, we anticipate we will require debt financing from third parties. We have not investigated the availability, source and terms for external financing at this time and we can not assure that funds will be available from any source, or, if available, that we will be able to obtain the funds on terms agreeable to us. Also, the acquisition of funding through the issuance of debt could result in a substantial portion of our cash flows from operations being dedicated to the payment of principal and interest on the indebtedness, and could render us more vulnerable to competitive and economic downturns.

      We have entered into agreements with independent distributors and suppliers located in Australia, Canada, New Zealand and Japan and may establish similar arrangements in other countries in the future. As a result, our future revenues may be affected by the economies of these countries.

                                   BUSINESS

Historical Development

      Whole Living, Inc. was incorporated in the state of Nevada on March 18, 1999. On March 19, 1999 Brick Tower Corporation, an Idaho corporation (formerly Hystar Aerospace Marketing Corporation of Idaho), merged with Whole Living for the sole purpose of changing Brick Tower's domicile from Idaho to Nevada. In May of 1999, Whole Living completed a reverse merger with Whole Living Inc., a Utah corporation. Whole Living Utah had been formed on November 25, 1998 and owned the products and formulas presently being marketed
by Whole Living, as well as the trademark "Brain Garden."   Pursuant to the
merger agreement, our parent company divested itself of its controlling interest, the directors and officers of Whole Living resigned and the management of Whole Living Utah filled the vacancies, and the former shareholders of Whole Living Utah obtained 58% of the total voting power.

Our Business

      Whole Living, doing business as Brain Garden(TM), is a total lifestyle company focused on improving mental and physical performance through a Whole Foods - Whole Learning - Whole Living philosophy. Our message is a blend of cutting-edge research and ancient wisdom and methods. By ancient wisdom, we refer to certain dietary practices and specific whole-food combinations that have been viewed for centuries as promoting health. These include:
       i. Jewish practice for nearly 4,000 years (Amos 9:14; Daniel 1:11-20), their tradition and scriptures which state that eating certain foods, including "pulse," results in greater health and mental acuity; and
       ii. Historic Christian practices, traditions and scriptures (1 Cor. 3:2; 1 Tim. 4:3; Heb. 5:12; D&C 89) which state that eating certain foods and not others is healthier for the body.

      In addition, the Surgeon General of the United States and the Physicians Committee for Responsible Medicine have both concluded that the key to good health is proper diet (defined in part as fruits, vegetables, nuts, seeds, legumes and whole grains as opposed to processed foods), plenty of water and regular exercise.

      Our product philosophy is to combine the best of science and nature and to produce food and personal care products that are 100% natural, and to the extent possible, organic. We employ a network marketing system to sell our products to customers and independent distributors, and we rely on our distributors to sponsor new distributors. We are committed to developing and providing quality products that are easy to use, easy to sell and effective.

      Whole Foods. We promote an appreciation for earth's bounties and encourage eating real foods, such as, fresh fruits and vegetables, legumes and grains. Our line of Whole Foods snacks and meal replacements are convenient and enjoyable and reduce or eliminate the need for nutritional supplements.
We believe that pills and supplements cannot replace Whole Foods and that twentieth century convenience foods provide a high-fat, high-sugar, low-fiber diet which may have resulted in increased cancer, heart disease and obesity rates.

      Whole Learning. We believe imagination is the key to unlocking learning potential. Our Whole Learning products include interactive programs that help the consumer create a "home-learning environment" for their family. We offer multi-media programs for learners from preschool through adulthood.

      Whole Living. We provide personal development and life-balancing programs to help people and families experience life more abundantly. We have created all-natural, chemical-free product lines of personal care, skin care and essential oils, to enhance the rituals of daily living.

Principal Products

      Our major Whole Foods product is Pulse, which consists of a variety of nuts, seeds, fruits and grains.

Pulse is available in a bar or packaged loose in packets. The ingredients used in Pulse are combined in specific mathematical ratios which we believe are based on a 2500 year old formula which originated in Biblical times.
(See, Chapter 1 of the King James version of Daniel.)   We believe nutritional
science is strongly pointing to frequent snacking throughout the day as opposed to "three square meals." Pulse may be used as a snack or a meal replacement. Pulse has the proteins, fibers, carbohydrates and other nutrients needed in a healthy diet and comes in four different flavors. Pulse also is an integral part of our weight-loss program called "Daniel's 10-day Challenge." Our other major Whole Foods snack products include Parched Pulse and Brain Grain. For the 2000 fiscal year, 55% of our product sales was derived from our Whole Foods snack products and 12% was derived from our weight-loss products.

      Our Whole Learning products include our interactive educational programs which provide learning tools for learners from kindergarten through adulthood. These programs are multi-sensory and interactive and are designed to involve the creative imagination of the learner. We believe the "rote learning" model of education has been used to routinize the learning process and control the mind set of the learner. We believe rote learning fails to recognize the individuality of learners, stifles creativity and robs the human mind. We believe our programs offer a clear, imaginative alternative for learners of all ages. These Whole Learning products accounted for 3% of our sales during fiscal year 2000.

      Our Whole Living product line includes essential oils, and chemical-free personal and home-care products which are made from the oils and tissues of plants. We believe that what is put on the skin is passed through the skin and finds its way into other tissues in the body. Therefore, an individual should not put anything on the body that cannot also be put in the body.

      Our Essential Oils and Earthborn Creations personal care line of products were released in November of 1999. We believe our Essential Oils provide health benefits for the user of these natural plant oils found in the tissues of aromatic plants. These products are designed to be applied topically to the body for therapeutic relief. Our Earthborn Creations products include creams, lotions, cleansers and shampoos made from essential oils and mixing powders that are all natural and chemical-free, and made entirely from
plants.   Our most popular personal care product is Pro L'eve which is a full strength progesterone cream made from wild yams, soy and other natural ingredients. Pro L'eve is designed for women who experience hormone imbalance. The Earthborn Creations personal care, essential oils and associated products were 20% of our revenues for the fiscal year 2000.

      Product Guarantees. We provide a 100% satisfaction guarantee. For fourteen (14) days from the date of purchase, our product return policy allows a retail purchaser to return any product to us for a full refund. After fourteen (14) days from the date of purchase, the return privilege is in our discretion. If, for any reason, the customer of a distributor does not want to keep a product purchased by the customer from the distributor, we encourage the distributor to take back the product and either replace it with another product or return the customer's money, whichever the customer prefers. We charge 15% of the purchase price as a restocking fee for return of a product which is not faulty.

      If, for any reason, and within fourteen (14) days, the distributor does not want to keep a product purchased by that distributor, in accordance with our fourteen-day return policy, we will replace the product or take back the product and reimburse the distributor for the product, whichever the distributor prefers. We warrant any item that is not date stamped for a period of one year. Our product return policy is a material aspect of the success of the distributors in developing a retail consumer base. Our experience with actual product returns has averaged approximately 1% of sales for the 1999 and 2000 fiscal year.

      Product Liability. We maintain an insurance policy for product liability claims with a $1,000,000 per claim and $2,000,000 annual aggregate limit.

Distribution Network

      We have sales offices located in American Fork, Utah; Clear Island, Queensland, Australia; and Tokyo, Japan. We buy product from our third-party suppliers (See, "Raw Materials and Suppliers," below) and warehouse the majority of the bulk food product at a third-party's facility here in the United States and the remaining product in house. The bulk product is either prepared for product orders here in the United States or shipped to Australia, Canada, New Zealand or Japan and the final fulfillment is accomplished at those locations. Media Source, a third party vendor, warehouses, packages, handles will-call orders and arranges delivery of our products by mail or otherwise.

      Distributors pay for products prior to shipment, therefore we carry minimal accounts receivable. Distributors place orders by phone using an automated system or by placing the order with our order takers. They usually pay for the products with a credit card. Less than 2% of our sales are paid for with cash.

      Unigen Plan. We rely on network marketing for the distribution of our products. Our revenue depends directly upon the sales efforts of our distributors. We distribute our products exclusively through independent distributors who have contracted directly with us. Anyone can purchase products from us for personal use or resell, but he or she does not have the potential to earn commissions. Only those individuals who sign up as a distributor can sponsor other distributors and earn commissions from the resale of our products. Management believes that one of our key competitive advantages is our "Unigen" distributor compensation plan (the "Unigen Plan").

      Network marketing companies and their marketing plans have been around for over 50 years. Many of the founding companies in this industry such as Amway, Mary Kay, and Shaklee, have not made significant changes to their marketing plans for decades. During the 1970's, 1980's and into the 1990's, new companies in the industry such as Nuskin Enterprises, Neways, Natures Sunshine Products, Melaleuca, and many others have taken aspects of these original marketing plans and added various twists and/or changes in order to make their compensation plans more rewarding for distributors.

      In the traditional networking system such as that used by Nuskin, a group of people occupy a single level within the compensation plan. Under the "unilevel" plan, a single person occupies a level within the compensation structure. Nature's Sunshine Products, Inc. and Young Living Essential Oils represent two of our competitors who use versions of this "unilevel" plan. Under this structure, a distributor's down line is composed of numerous levels consisting of separate individuals. As more individuals come on line below these levels, each becomes a "leg" for the first distributor.

      Under our system, any distributor on any level can receive compensation. Each individual distributor can qualify for compensation on a monthly basis. Therefore, if they qualify by purchasing the requisite quantity of product and establishing the necessary number of legs, a distributor could receive compensation in his or her first month with Whole Living.

      We combine this single person/single level approach with what we call a "deep generational pay program." Generational pay programs are currently being used by Young Living Essential Oils, Neways, LifeForce International and New Vision. Under a generational program, a distributor receives a small percentage from other distributors that are brought on line below them, both directly and indirectly via the "legs." In our system, this generational concept is tied into our Captain, Team Captain and All Star classifications. As a distributor gains more "qualified legs" which qualify through monthly purchasing volume, his status changes and his percentage of generational compensation increases.

      For example, to obtain the status of Captain, a distributor needs at least three "active" legs which is defined as a leg that has at least the minimum monthly purchasing volume. As a distributor adds new "active" legs and builds depth, his or her status moves from Captain to Team Leader, All Star, etc. At each new level, the generational compensation percentages and amount of compensation increases. Therefore, an established distributor may receive a percentage of sales generated by an ever growing number of new distributors that are brought into the program in his or her down line. In our system, these levels can extend downward in many different directions as new distributors build their own legs or "generations." At a predetermined point, the founding distributor can be blocked from receiving new compensation directly from a portion of a successful, active leg. While the original distributor will continue to receive a percentage of the sales generated by other down line distributors, he or she will stop receiving compensation from distributors below this predetermined cut-off generation of a successful leg. Because this block can only occur after several generations, we have classified our program as a "deep generational pay program."

      A distributor must establish personal volume ("PV"), and active legs to create group volume. If one person in a leg sales the defined minimum monthly
volume or PV, that leg becomes "active."   To obtain the rank of Captain, a
distributor must have of at least 100 or 150 PV, depending on certain programs which are available, have three active legs with each generating at least 600
in group volume and have a total group volume of 3,000.   A Team Capatian
requires 100 or 150 PV, three active legs each generating at least 3,000 in group volume, and a total group volume of 12,000. An All Star must have the 100 or150 PV, three active legs with 12,000 group volume per leg and a total group volume of 40,000. A distributor's rank may vary from month to month based upon the increase and decrease in his or her monthly volume.

      In addition to the highest levels, we have two lower level distributor classifications consisting of Team Builder and Team Leader. To qualify as a Team Builder, a distributor must have personal monthly purchases totaling over 100 PV units and one "active" 100 PV leg. A Team Leader is a distributor that has attained the Team Leader level of 100 PV units in personal purchases and has established two "active" legs.

      By combining the unilevel approach with this deep generational pay program, we believe our Unigen Plan takes the best aspects of each approach and combines them into a new, more competitive distributor compensation plan. Several companies have developed and implemented plans similar to ours, such as Young Living Essential Oils, New Vision and LifeForce International. We believe that our approach, while similar to these approaches, improves on their models and represents a competitive advantage for our distributors. It is designed to offer a simple method for a distributor to earn compensation from development of his or her business. As the distributor is rewarded financially, he or she is motivated to continue developing an organization and, as a result, we continue to grow.

      For management purposes such as product purchasing, sales estimating, forecasting, and incentive planning, we use a second distributor definition known as currently "active distributors" which includes those distributors who, by their recent level of activity, are most likely to purchase products and sell our products in the near future. We use the last six months as the critical time frame within which we classify any distributor who has purchased any products from us as "active." As of March 31, 2001 approximately 44,000 of our distributors fall in this category, with 10 distributorships at the Team Captain level and 4 at the All-Star executive distributor levels, which are our two highest executive distributor levels. These distributorships have extensive downline networks and account for the majority of our revenue.

      At the present time, it is not possible to quantify the amount of revenue provided by each type or classification of distributorship. At this time we do not have the ability to generate that type of report. Because our program is based on monthly sales volume, the amount of revenue generated by an individual distributor and his down line will vary from month to month based on the fluctuating activity of the levels below that distributor.

      Examples of revenues generated by three "Team Captain" level distributors for the month of August 2000 are:

      Distributor               Sales Volume              Commission
      -----------               ------------              ----------
      #1                        $  38,114                  $   2,179
      #2                        $  44,962                  $   1,865
      #3                        $ 155,623                  $   2,822

      Sponsoring. Sponsoring activities are encouraged but not required of distributors. While we provide product samples, brochures, magazines, audiotapes, videotapes, and other sales materials, distributors are primarily responsible for educating new distributors with respect to our products, the Unigen Plan and how to build a successful distributorship. The sponsoring of new distributors creates multiple levels in the network marketing structure. Persons whom a distributor sponsors are referred to as "active legs," "downline" or "sponsored" distributors. If downline distributors also sponsor new distributors, they create additional levels in the structure, but their downline distributors remain in the same downline network as their original sponsoring distributor.

      We promote sponsoring by using a "three-thirty-three" program which encourages distributors to sponsor at least three new distributors within thirty days and duplicates that level of sponsorship for three months. We believe that most of our distributors attempt, with varying degrees of effort and success, to sponsor additional distributors because of the financial incentives provided to those who succeed in building a distributor network that consumes and resells products. Generally, distributors invite friends, family members, and acquaintances to sales meetings, which we call Garden Parties or "party plans." Our products are represented and the Unigen Plan is explained at the Garden Parties. People are often attracted to become distributors after using our products and becoming regular retail consumers. Once a person becomes a distributor, he or she is able to purchase products directly from us at wholesale prices for resale to consumers at party plans or for personal consumption. The distributor is also entitled to sponsor other distributors in order to build a network of distributors and product users.

      As is typical in the direct selling industry, there is turnover in distributors from year to year, which requires the sponsoring and training of new distributors by existing distributors to maintain or increase the overall distributor force and motivate new and existing distributors. We may experience seasonal decreases in distributor sponsoring and product sales because of holidays and customary vacation periods. We cannot predict the timing or degree of fluctuations because of the number of factors that impact the sponsoring of new distributors, and the fact that we have little control over the level of sponsorship of new distributors. We cannot assure that the number or productivity of our distributors will be sustained at current levels or increased in the future.

      Our most successful distributors use current technology to increase their sponsoring activities. They use lead generation systems which focus on target databases. They assist their sales organization in processing and closing the leads through use of automated voice mail systems, interactive web sites and other technological tools.
We believe that our distributors will need to adapt their business models to integrate the Internet into their operations as more and more consumers purchase goods and services over the Internet instead of through traditional retail and direct sales channels.

      Compensation. Each product carries a specified number of bonus volume points. Commissions are based on a distributor's personal and group bonus
volume.   A distributor receives commissions based on a percentage of bonus volume of his or her downline each month. Bonus volume points are essentially based upon a percentage of the product's wholesale cost, net of any point-of-sale taxes. As a distributor's retail business expands and as he or she successfully sponsors other distributors into the business, which in turn expand their own businesses, he or she receives more commissions from downline sales. Generally, a distributor can receive commission bonuses only if, on a monthly basis, (i) the distributor achieves at least 100 points (approximately $125.00) in personal sales volume, and (ii) the distributor is not in default of any material policies or procedures.

      Rules Affecting Distributors. A potential distributor must enter into a standard distributor agreement which obligates the distributor to abide by our policies and procedures. Any person who wishes to can join us as a distributor to purchase products for personal use or to build a down line sales organization. In order to become a distributor, a person must purchase a Garden Starter Kit which sells for $39.95 in the United States. The Garden Starter Kit provides the new distribution with basic literature, a product video, a "Message of Life" video, product samples, a Pulse Party web site, training materials, guidelines, order forms, price lists, party plan information and handouts, and other helpful literature. The price and contents of the Garden Starter Kit vary in each of our foreign markets. The sale of these materials and other business tools account for 10% of our revenues. No distributor is required to purchase a large inventory of products when he/she starts. However, in order to receive compensation as a distributor and thereby become "active," personal monthly purchases/sales are required.

       Our standard distributor agreement and policies and procedures, which outline the scope of permissible distributor marketing activities, are posted on our web site and the compensation plan is provided in every Garden Starter Kit. Our distributor rules and guidelines are designed to provide distributors with maximum flexibility and opportunity within the bounds of governmental regulations regarding network marketing and prudent business policies and procedures. Distributors are independent contractors and are thus prohibited from representing themselves as our agents or as employees of Brain Garden. Distributors are obligated to present our products and business opportunity ethically and professionally. Distributors agree to abide by all local, state and federal laws and regulations pertaining to the advertising, sale and distribution of our products. All advertising must be factual and not misleading and a distributor will be terminated for making false claims about the income potential, the compensation plan, or product efficacy.

      Distributors must represent to potential distributors that the receipt of commissions is based on retail sales and substantial efforts. Distributors may not use any form of media advertising to promote products without our written consent. Products may be promoted by personal contact or by literature produced or approved by us. Products generally may not be sold, and the business opportunity may not be promoted, in traditional retail environments.

      We are not in a position to provide the same level of direction, motivation, and oversight to our distributors as we would our own employees because the distributors are independent contractors. We systematically review alleged reports of distributor misbehavior, but the large number of distributors and their independent status make it difficult to enforce distributor policies and procedures. If we determine that a distributor has violated any of the distributor policies or procedures, we may either terminate the distributor's rights completely or impose sanctions such as warnings, probation, withdraws or denial of an award, suspension of privileges of a distributorship, withholding commissions until specified conditions are satisfied, or other appropriate injunctive relief. To date, no distributors have been terminated for violation of distributor policies or procedures. A distributor may voluntarily terminate his or her distributorship at any time.

Markets

      We provide functional food products which are natural foods that are eaten to achieve particular effects in the body. The nutritional supplement industry (supplements, herbs, etc.) has been flat in recent years while functional foods has experienced growth. We believe the functional foods industry is approximately $8 billion dollars and has experienced growth rates over the past several years of well over 20% per year.

      Internet. We launched our e-business system called "GardenFX" in September 2000. GardenFX provides a business building system for our independent distributors which allows them to prospect, sell, train, and manage their sales organizations online. This Internet service provides back office and contact management functions. In addition, each distributor may obtain a personalized on-line store called "BGSuperstore." The BGSuperstore is included in the GardenFX package along with two other web sites. Our distributors may purchase the GardenFX package for $129.95. Our independent distributors may offer Brain Garden(TM) products, as well as offer Disney, Dell and Panasonic products on their own web site and receive commissions from these sales.

      A Pulse Party web site is included in the Garden Starter Kit. This web site gives each independent distributor an immediate online presence and personal URL for their business. Features on this web site include company information, flash presentation, online registration of new distributors, online product ordering, online customer service and a "contact me" function that allows anyone visiting the site to contact, via email, the distributor directly. Also featured on the Pulse Party site is the BG Backroom. This site is exclusively for Brain Garden(TM) distributors and is password protected. In the BG Backroom, distributors have access to up-to-the-minute company news, product tracking, product information, and a frequently asked questions page, among other things.

      Foreign Markets. We launched operations in Australia in October 2000 and as of March 31, 2001 we had approximately 20,000 active distributors. In January 2001 our management team toured Japan visiting Osaka, Okayama, Hakata, Soporro and Tokyo. They held meetings with potential independent distributors to establish leaders in each of these cities. In March 2001, the management team returned to Japan to officially start the pre-launch phase of Brain Garden Japan. Once again they toured the country and continued to build leadership in several cities. Management anticipates that the pre-launch will last anywhere from six to eight months. We believe the pre-launch period will allow Japanese Brain Garden distributors to position themselves and solidify their Brain Garden independent businesses.

Product Development.

      We are committed to expanding our Whole Foods - Whole Learning - Whole Living product lines with products that are easy to use, easy to sell and which are effective. During fiscal year 2000 we did not have costs related to research and development. However, we anticipate that the launch of our foreign markets will increase the potential for further research and development of our product lines. For example, in conjunction with Jensen's Choice Foods, located in Australia, we developed a new Pulse food bar. In addition, we are examining relationships with international banks to supply online banking services between Whole Living and our foreign distributors.

Competition

      Product Lines. The market for products designed to enhance mental and physical performance is large and intensely competitive. Our primary competition includes other network marketing companies that manufacture and market herbal remedies, personal care and nutritional products and educational products. We also compete with major retail businesses that provide the same types of products that we offer. We compete with these other companies by emphasizing our uniqueness, the effectiveness and quality of our products and the convenience of our distribution system. We emphasize products that improve health through a diet of real food rather than pills and supplements. All of our products are and will be 100% natural and to the extent possible, organic. Also, our educational products are significantly different than most offered by our competitors because they emphasize imagination rather than rote learning.

      Our Whole Foods snack products compete with "health bars" and nutritional supplements offered by companies such as Amway, Nu Skin Enterprises, Inc., Nature's Sunshine Products and Shaklee. Big Planet and Amway offer educational products which compete with our Whole Learning product line. Nu Skin, Amway and Young Living Essential Oils dominate the essential oils and personal care product market for our Whole Living products.

      Many of our competitors have much greater name recognition and financial resources. In addition, herbal remedies, personal care and nutritional products can be purchased in a wide variety of channels of distribution.
While we believe that consumers appreciate the convenience of ordering products from home through a sales person or through a catalog, the buying habits of many consumers accustomed to purchasing products through traditional retail channels are difficult to change. Our product offerings in each product category are also relatively small compared to the wide variety of products offered by our competitors.

      Network Marketing Companies. We also compete for distributors with other direct selling organizations, many of which have a longer operating history and higher visibility, name recognition, and financial resources. The dominant network marketing companies in our existing markets are Amway Corporation and Nu Skin Enterprises, Inc. We also compete with many smaller network marketing companies who offer personal care products. We compete for new distributors on the strength of our product line, compensation plan and management strength. Management envisions the entry of many more direct selling organizations into the marketplace as we believe, this channel of distribution expands over the next several years.

Raw Materials and Suppliers

      A majority of our products are currently produced by manufacturers unaffiliated with us, however, the products are produced according to specifications provided by us or developed by the manufacturers for us. Our profit margins, and our ability to deliver our existing products on a timely basis, are dependent upon the ability of these outside manufacturers to continue to supply products in a timely and cost-efficient manner. Also, the development of additional new products in the future will depend in part on the services of suitable outside manufacturers.

      We use approximately twelve major suppliers and vendors for food ingredients, packaging, and printing. Future 500 Corporation, a food processing and packaging company (the "Future 500") and Jensen's Choice Foods located in Huntingdale, Victoria, Australia, currently supply approximately 75% of our food products. In September 1999 we renegotiated our contract with Future 500 which will require Future 500 to provide us with fresh food products manufactured to our specifications. In March 2001 we engaged Jensen's Fine Foods as a supplier of our pulse food products in our Australian and Japan market. Our business would be materially adversely affected if we lost either Future 500 or Jensen's Choice Foods as a suppliers.

      Media Source Marketing, Inc. supplies the majority of our printing services and Nature's Best supplies the majority of our food ingredients. We may purchase our raw materials from several different sources and most of the raw materials we use are readily available in the market place. We maintain our product inventory using a system in which we keep a 4-8 week inventory based on the product's anticipated movement. Typically, we experience back orders with less than 1% of our orders.

Trademarks, Patents and Intellectual Property

      We have secured trademark protection for Brain Garden(TM). We are in the process of securing trademarks for our Brain Garden logo, Sol Saltz, Earthborn Creations, Daniel's Pulse and are considering protection for several other product names. We consider our trademark protection to be very important to brand name recognition and distributor and consumer loyalty to our business. We intend to register our important trademarks in the United States. In addition, a number of our products utilize proprietary formulations, but we do not own any patents for these products.

Government Regulations

      Direct Selling Activities. Direct selling activities are regulated by various federal, state and local governmental agencies in the United States and foreign countries. We believe that our method of distribution is in compliance in all material respects with the laws and regulations relating to direct selling activities in the United States, Canada, Australia and Japan. These laws and regulations are generally intended to prevent fraudulent or deceptive schemes, often referred to as "pyramid," "money games," "business opportunity" or "chain sales" schemes, that promise quick rewards for little or no effort, require high entry costs, use high pressure recruiting methods, and/or do not involve legitimate products. The laws and regulations in our current markets often (i) impose certain cancellation/product return, inventory buy-backs and "cooling-off" rights for consumers and distributors,
(ii) require us or our distributors to register with the governmental agency,
(iii) impose certain requirements on us, and/or (iv) impose various requirements, such as requiring distributors to have certain levels of retail sales to qualify to receive commissions. The purpose of these laws and regulations is to ensure that distributors are being compensated for sales of products and not for recruitment of new distributors. The extent and provisions of these laws vary from state to state and internationally. International laws may impose significant restrictions and limitations on our business operations. For example, in Canada the government does not allow distributors to purchase product for resale in Canada. All products purchased by Canadian consumers must be purchased for personal use only.

      Any assertion or determination that we are not in compliance with existing laws or regulations, could potentially have a material adverse effect on our business and results of operations. We cannot assure that regulatory authorities in our existing markets will not impose new legislation or change existing legislation that might adversely affect our business in those markets. Also, we cannot assure that new judicial interpretations of existing law will not be issued that adversely affects our business. Regulatory action, whether or not it results in a final determination adverse to us, has the potential to create negative publicity, with detrimental effects on the motivation and recruitment of distributors and, consequently, on our revenue and net income.

      Regulation of Personal Care and Nutritional Food Products. Our products and related marketing and advertising are subject to governmental regulation by various domestic agencies and authorities, including the Food and Drug Administration who regulates food, medical products and cosmetics. The advertising and marketing of our products are regulated by the Federal Trade Commission which enforces consumer protection laws in regards to truth in advertising. The Consumer Product Safety Commission protects the public from unreasonable risk of injuries and death associated with consumer products, and the United States Department of Agriculture regulates food safety and quality. Similar types of agencies exist in our foreign markets. To date, we have not experienced any complications regarding health and safety and food and drug regulations for our products.

      Our markets have regulations concerning product formulation, labeling and packaging. These laws and regulations often require us to, among other things, conform product labeling to the regulations, and register or qualify products with the applicable government authority or obtain necessary approvals or file necessary notifications for the marketing of such products. Many of our existing markets also regulate product claims and advertising. These laws regulate the types of claims and representations that can be made regarding the capabilities of products. For example, in the United States we are unable to make any claim that our whole foods will diagnose, cure, mitigate, treat, or prevent disease.

Employees

      We have 25 full time employees and 5 part-time employees in the United States, Australia and Japan. Five of these employees directly support the distributor network. We do not anticipate increasing the number of employees at this time. However, if we experience significant growth, we may be required to hire new employees as necessary. Our employees are not presently covered by any collective bargaining agreement. We believe our relationships with our employees are good and we have not experienced any work stoppages.

Reports to Security Holders

      We are required to comply with the reporting requirements of the Securities and Exchange Act of 1934. We file annual, quarterly and other reports with the SEC. We are also subject to the proxy solicitation requirements of the Exchange Act and, accordingly, will furnish an annual report with audited financial statements to our stockholders.


                                  PROPERTIES

      We lease 8,122 square feet of office space from KL Partners American Fork II, LLC. The office space is located in an office park in American Fork, Utah. The term of the lease is for 30 months and expires on July 31, 2002.
We pay a minimum monthly fee of $12,317 for such lease. We are currently finalizing our lease agreement for our office space in Australia.

                              LEGAL PROCEEDINGS

      We are not aware that we are a party to any existing or threatened legal or administrative proceedings as of the date of this filing.

                                  MANAGEMENT

Directors and Executive Officers

      Our executive officers and directors and their respective ages and positions are set forth below. Biographical information for each of those persons is also presented below. Our bylaws require three directors who serve until our next annual meeting or until each is succeeded by another qualified director. Our executive officers are chosen by our Board of Directors and serve at its discretion. There are no existing family relationships between or among any of our executive officers or directors.


Name                        Age      Position Held
---------------------     --------   --------------------------------
Ronald K. Williams           39      President, CEO and Director
Richard F. Wogksch           59      Secretary/Treasurer, Chief Financial
                                     Officer and Director
Sharmon L.  Smith            41      Director

      Ronald K. Williams. President and Director of Whole Living Utah since November of 1998. He served as our CEO from March 1999 to November 2000 and was appointed CEO in June 2001. Mr. Williams is a network marketing industry veteran, having served from April 1992 to September 1997 as Vice President of Marketing for Neways International of Salem, Utah. Neways International is a privately held network marketing company that sells personal care and nutritional supplements. In September 1997, he left Neways to accept the General Manager and Vice President of Marketing position at Young Living Essential Oils, a company headquartered in Payson, Utah, which is a privately held network marketing company which sells aroma therapy oils and personal care products. From September 1997 through November 1998, he served as General Manager and eventually Vice President of Marketing for Young Living Essentials, Payson, Utah.

      Richard F. Wogksch. Chief Financial Officer since November 16, 2000 and appointed as an interim Director on January 5, 2001. He has been employed as Director of Operations for Whole Living since September 2000. He has over 20 years of accounting and management experience. From July 1995 to September 2000 he was the President and Chief Operating Officer of Sureal International (formerly, Legacy Export), a privately held consulting firm doing business in the United States and Russia. Sureal International managed the Russian market for Enrich International, a network marking company.

      Sharmon L. Smith. Appointed as an interim director on June 8, 2001. Mr. Smith is the President and founder of Tapdog.com LLC, which is a company that provides Internet and business consulting. From August 1998 to March 1999 he was employed as a Internet consultant for Fortune Financial. From January 1996 to August 1998 he was employed as an Executive Vice President of iMall, Inc. providing operational management. He earned a Masters degree in Business Administration from Brigham Young University located in Provo, Utah.

Executive Compensation

      None of our named executive officers received cash compensation, bonuses, stock appreciation rights, long term compensation, stock awards or long-term incentive rights in excess of $100,000 from us during the past three fiscal years. Mr. Williams, our President, who acts in the capacity of chief executive officer received compensation of approximately $34,779 during fiscal year 2000.

      We do not have any standard arrangement for compensation of our directors for any services provided as director, including services for committee participation or for special assignments.

      Employment Contracts. We entered into an agreement with Mr. Williams in March of 1999. The term of the agreement was for an initial term of three years, with automatic renewal for one year periods thereafter. Under the agreement he is entitled to receive a base salary of $60,000 during the first year of the agreement and he is entitled to incentive bonuses, vacation time, insurance on an automobile, stock options at the Board's discretion and reimbursement for expenses. We may terminate the employment agreement for cause as that term is defined in the agreement. If we terminate the employment at our discretion, he will receive compensation due him for a period of twelve months. Mr. Williams has promised not to compete with Whole Living for a period of one year after termination.

Certain Relationships and Related Transactions

      The following information summarizes certain transactions in excess of $60,000 that we either engaged in during the past two years or we propose to engage in involving our executive officers, directors, more than 5% stockholders or immediate family members of such persons.

      During fiscal year 1999, PHI Mutual Ventures LLC, a more than 5% shareholder at that time, loaned Whole Living an aggregate of $990,000 with interest rates ranging from 9% to 10%. In March of 2000, $500,000 of the notes payable were converted into 400,000 common shares.

      During 1999 and 2000, our then executive officers and directors owned interests in MRB, LLC, now called Indigo Media. MRB prepared sales aids and product kits for Whole Living, including the design and production of printing and packaging, and the production of video and audio tapes. Mark Burdge, our former director, owned a 40% interest in MRB and Ronald K. Williams, our President, and William B. Turnbull and Bruno Vassel III, then officers and directors, each owned 20%. MRB provided products to Whole Living on 90 day credit at competitive rates. Whole Living paid MRB approximately $198,000 for the year ended December 31, 1999 and $134,880 for the year ended December 31, 2000. Messrs. Williams, Turnbull and Vassel divested themselves of their interest in MRB in early 2001.

      On December 1, 1999, we entered into a service agreement with Excel Graphics, a Utah corporation, to provide product warehousing and fulfillment. Mark Burdge, our shareholder and then director, is the President and major shareholder of Excel Graphics. We paid an aggregate of $57,551 to Excel Graphics for its services in 1999 and 2000. The terms of the service agreement are no more favorable than we could receive from an independent third party.

      During fiscal year 2000, we borrowed $150,000 with no interest from Tapdog.com, LLC. Sharmon L. Smith, our director, is the President and a 40% member of Tapdog. During 2000 we paid a total of $56,886 on this debt and also paid Tapdog $7,339 for additional services.

      During 2000, Capital Communications, Inc., a more than 5% shareholder at that time, loaned Whole Living $1,771,630, with 14.5% interest, payable upon demand. On June 21, 2000 we issued 2,000,000 shares of common stock to satisfy $1,000,000 of the note payable. 1,200,000 shares were issued to the assignee of the Capital Communications note payable, Development Specialties, Inc. The remaining $771,630 due was secured by all the business assets of Whole Living, including inventory, as well as, 3,135,134 shares pledged as collateral by Messrs. Williams and Turnbull, our then officers and directors.

      During fiscal year 2000, Mark Comer, a more than 5% shareholder, loaned Whole Living $409,305 at 10% interest payable on demand. As of June 1, 2001 the debt remains outstanding.

                            PRINCIPAL STOCKHOLDERS

      The following table sets forth the beneficial ownership of our outstanding common stock of; (i) each person or group known by us to own beneficially more than 5% of our outstanding common stock, (ii) each of our executive officers, (iii) each of our director's and (iv) all executive officers and directors as a group. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, the persons named in the table below have sole voting power and investment power with respect to the shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 28,047,230 shares of common stock outstanding as of June 18, 2001.




                          CERTAIN BENEFICIAL OWNERS

                                          Common Stock Beneficially Owned
                                          -------------------------------
Name and Address of             Number of Shares of
Beneficial Owners               Common Stock             Percentage of Class
----------------------------    ----------------------   -------------------
William B. Turnbull                  1,567,567 (1)             5.6%
1060 Orchard Lane
Alpine, Utah 84004

      (1) Includes 467,567 shares held in a family limited partnership.

                                  MANAGEMENT

                                          Common Stock Beneficially Owned
                                          -------------------------------
Name and Address of             Number of Shares of
Beneficial Owners               Common Stock             Percentage of Class
----------------------------    ----------------------   -------------------

Ronald K. Williams                   1,567,567                  5.6%
629 East 730 South, Suite 201
American Fork, Utah 84003

Sharmon L. Smith                        30,000             Less than 1%
629 East 730 South, Suite 201
American Fork, Utah 84003

All executive officers and
directors as a group                 1,597,567                  5.7%


                            SELLING STOCKHOLDERS

      The following table sets forth the name, number of shares of common stock and the number of shares which may be purchased by the warrants owned by each selling stockholder. Since the selling stockholders may sell all, a portion or none of their shares, no estimate can be made of the aggregate number of shares that are being offered or that will be owned by each selling stockholder upon completion of the offering to which this prospectus relates. The shares offered by this prospectus may be offered from time to time by the selling stockholders named below:

                     Securities owned    Number of      Shares owned
Name and             prior to offering   shares being   after offering
relationship         Shares     Percent  registered(1)  Shares     Percent(2)
-------------------- ---------- -------  -------------- ---------- ----------
3GC, Inc.
Accredited investor   1,250,000   4.5%      1,250,000         0         0%
-------------------- ---------- -------  -------------- ---------- ----------
AMCAN Services, Inc.
Accredited investor     899,380   3.2%        899,380         0         0%
-------------------- ---------- -------  -------------- ---------- ----------
Buena Vista
Consulting, Inc.
Accredited investor   1,250,000   4.5%      1,250,000         0         0%
-------------------- ---------- -------  -------------- ---------- ----------
Capital
Communications, Inc.
Accredited Investor   1,300,000   4.6%      1,200,000     100,000       *

-------------------- ---------- -------  -------------- ---------- ----------
Columbia Financial
Group, Inc.
Investor relations
firm                          0     0%        800,000         0         0%
-------------------- ---------- -------  -------------- ---------- ----------
Development
Specialties, Inc.
Accredited investor     900,000   3.2%        900,000         0         0%
-------------------- ---------- -------  -------------- ---------- ----------
Pacific First
National, Inc.
Accredited investor   1,250,000   4.5%      1,250,000         0         0%
-------------------- ---------- -------  -------------- ---------- ----------
Principal
Funding, Inc.
Accredited investor     854,090   3.0%        854,090         0         0%
-------------------- ---------- -------  -------------- ---------- ----------
RB Mutual
Ventures, Inc.
Accredited investor   1,250,000   4.5%      1,250,000         0         0%
-------------------- ---------- -------  -------------- ---------- ----------
State Management
Associates, LC
Accredited investor   1,250,000   4.5%      1,250,000         0         0%
-------------------- ---------- -------  -------------- ---------- ----------
TAD Ventures, LLC
Accredited investor     800,000   2.9%        800,000         0         0%
-------------------- ---------- -------  -------------- ---------- ----------
TST Corporation
Accredited investor   1,250,000   4.5%      1,250,000         0         0%
-------------------- ---------- -------  -------------- ---------- ----------

     * Less than 1%
    (1)Includes ownership of shares issuable upon exercise of warrants.
    (2)Estimated percentage assumes ownership percentage based on 28,847,230 shares, which include 28,047,230 shares which are currently outstanding shares and assumes exercise of the 800,000 warrants.

      From time to time we have entered into a certain transactions with the selling stockholders, which are described below and related to the 11,753,470 shares of common stock which are being registered under this prospectus.

      On May 17, 1999, we borrowed $340,000 from PHI Mutual Ventures, LLC.
The promissory note for the loan was secured by our common stock owned by our then officers and directors, Ronald K. Williams, William B. Turnbull and Bruno Vassel III. In May 2000, pursuant to a settlement agreement, Mr. Vassel agreed to transfer 500,000 shares of his 1,567,567 shares to TAD Ventures LLC. Subsequently, TAD Ventures acquired an additional 300,000 shares during 2001. We are registering the 800,000 shares held by TAD Ventures under this prospectus.

       During fiscal year 2000, we borrowed $1,000,000 at 14% interest from Capital Communications, Inc. In June 2000 we issued 800,000 common shares to Capital Communications to convert $400,000, plus interest, of the note payable and we issued 1,200,000 shares to Development Specialities, Inc., assignee of the remaining $600,000, plus interest, of the note payable. Capital Communications previously owned 500,000 common shares. We are registering under this prospectus 1,200,000 of the shares held by Capital Communications and 900,000 of the shares currently held by Development Specialities.

      On September 13, 2000, we entered into a consulting agreement with Columbia Financial Group, Inc. who provides consulting and services for investor relations, public relations, publishing, advertising, fulfillment, as well as, Internet related services. Columbia Financial provides such services for a specified term, usually a year, for a set fee. However, Columbia Financial agreed to accept warrants to purchase common shares in consideration for the services they provide to us. In the original agreement we granted to Columbia Financial warrants to purchase 800,000 common shares of common stock at an exercise price of $2.00. Subsequently, on April 12, 2001, we agreed to amend the exercise price to $0.50 per share. The warrants were exercisable on the date of the original agreement and terminate September 13, 2006. None of the warrants issued have been exercised as of the date of this filing. We agreed to register for resale the shares of common stock underlying the warrants at our expense as part of any registration of shares for sale to the public. We are registering the underlying 800,000 shares under this prospectus.

      Starting February 15, 2001, our Board authorized the sale of our common shares in a limited offering. During February and March our Board authorized the issuance of an aggregate of 6,677,230 common shares to eight accredited investors for conversion of debt and cash valued at approximately $2,003,169. AMCAN Services, Inc. purchased 899,380 shares and Principal Funding, Inc. purchased 854,090 shares in that offering. We are registering these shares under this prospectus.

      On May 15, 2001, our Board authorized a stock purchase agreement with six accredited investors, including: 3GC, Inc., Buena Vista Consulting, Inc., Pacific First National, Inc., RB Mutual Ventures, Inc., State Management Associates, LC and TST Corporation. According to the terms of this agreement each investor purchased 1,250,000 common shares for $425,000 each. In connection with the stock purchase, we entered into a registration rights agreement with the six accredited investors and Columbia Financial Group, Inc. Under the terms of the registration rights agreement we agreed to file a registration statement by June 30, 2001 and use our best efforts to cause the registration statement to be effective by August 31, 2001. If we fail to file a registration statement by July 15, 2001, or the registration statement is not declared effective by September 15, 2001, we may be liable for liquidated damages of five-percent (5%) of the purchase price of the shares for every 30 calendar day period. We will bear the costs of the registration and are required to keep the registration statement current until the earliest of the following:
      .     all of the registered shares have been sold by the selling stockholders;
      .     the selling stockholders may sell the shares under the provisions of Rule 144 without volume limitation; or
      .     three years from issuance of the shares.


                          DESCRIPTION OF SECURITIES

      We have 100,000,000 authorized common shares, par value $.001, of which 28,047,230 common shares are issued and outstanding as of June 18, 2001. Upon completion of the offering, we will have 28,847,230 common shares outstanding, including the 800,000 underlying shares we would be obligated to issue on
exercise of warrants, which are exercisable through September 2006.   We
expect to have approximately 16.1 million common shares which are freely tradeable except for such of those shares that are acquired by affiliates.
The remaining 11.9 million common shares held by our existing shareholders will be "restricted securities," as that term is defined in Rule 144. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rules 144 or 701 of the Securities Act or otherwise.

      All shares of common stock have equal rights and privileges with respect to voting, liquidation and dividend rights. Each share of common stock entitles the holder thereof (i) to one non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders, (ii) to participate equally and to receive any and all such dividends as may be declared by the Board of Directors out of funds legally available; and (iii) to participate pro rata in any distribution of assets available for distribution upon liquidation of Whole Living.


                            PLAN OF DISTRIBUTION

      We will not use the services of underwriters or dealers in connection with the sale of shares registered under this prospectus. The shares will be freely transferable, except for the shares issued to certain of the selling stockholders who are affiliates. We have agreed to register these shares, but the registration of these shares does not necessarily mean that any of them will be offered or sold by the selling stockholders. The selling stockholders will have absolute discretion as to the manner and timing of sales of the shares, when and whether the warrants are exercised and the sale of the shares issued upon exercise of the warrants. They may sell all or a portion of the shares through public or private transactions, on or off established markets, or in negotiated transactions or otherwise.

      The sales may be at prevailing prices or related to the current market price or at negotiated prices. The shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the shares may be sold include:
 .     a block trade, which may involve crosses, in which the broker or dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
 .     purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;
 .     ordinary brokerage transactions and transactions in which the broker solicits purchasers;
 .     privately negotiated transactions;
 .     the selling stockholders may deliver all or a portion of the shares to cover a short sale or sales made after the date of this prospectus, or a call equivalent position or a put equivalent position entered or established after the date of this prospectus; and/or
 .     the selling stockholders may also sell all or any portion of the shares in reliance upon Rule 144 under the Securities Act.

      The distribution of the shares is not subject to any underwriting agreement. The selling stockholders and any broker-dealers participating in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the shares by the selling stockholders and any commissions received by any broker-dealers may be deemed to be underwriting commissions or discounts under the Securities Act.

      We will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations promulgated under it, including, without limitation, Regulation M, which may limit the timing of purchases and sales of the shares by the selling stockholders and any other person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five
(5) business days prior to the commencement of the distribution. All of the foregoing may affect the marketability of our shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

      In the event a particular offer of these shares is made we will distribute a prospectus supplement, if required, that will identify the name of any dealers or agents and any commissions and other terms constituting compensation from the selling stockholders and any other required information. These shares may be sold at varying prices determined at the time of sale or at negotiated prices. In order to comply with the securities laws of certain states, if applicable, these shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, these shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from the registration or qualification requirement of that state is available and is complied with.

                    INTEREST OF NAMED EXPERTS AND COUNSEL

       We are not aware of any expert or legal counsel named in this registration statement who will receive a direct or indirect substantial interest in the offering. Our counsel, Cindy Shy, P.C., has provided an opinion regarding the validity of the shares issued in connection with this prospectus. Our financial statements for the year ended December 31, 2000, have been audited by Chisholm & Associates, C.P.A.'s and our 1999 fiscal year was audited by Crouch, Bierwolf & Chisholm, as set forth in the report appearing with the financial statements. The financial statements are included in reliance upon their report given on the authority of that firm as experts in accounting and auditing.


    COMMISSION'S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

       However, pursuant to the registration rights agreement between Whole Living and the investors, we have agreed to indemnify each of the investors for liabilities arising under the Securities Act. We will indemnify each of these selling stockholders, its officers, directors and constituent partners or members, if any, and each person controlling (within the meaning of the Securities Act) the selling stockholder, against all claims, losses, damages, liabilities, actions suffered or incurred by any of them, to the extent these claims, losses, damages or liabilities arise out of or are based upon:
 .     any untrue statement or alleged untrue statement of a material fact contained in any prospectus or any related registration statement incident to this registration; or
 .     any omission or alleged omission to state a material fact required to be stated or necessary to make the statements not misleading;
 .     provided; however, that we are not liable if any untrue statement or alleged untrue statement or any omission or alleged omission is based upon written information furnished to us by the selling stockholders for use in the preparation of the registration statement or prospectus.

      Each selling stockholder has agreed to indemnify and reimburse Whole Living for any actions based upon any untrue statement or alleged untrue statement or any omission or alleged omission based upon written information furnished to us by the selling stockholders for use in the preparation of the registration statement or prospectus.


                       AVAILABLE ADDITIONAL INFORMATION

      We are subject to certain informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and, accordingly, file reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024 of the SEC's office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549. Additional updating information with respect to the securities covered by this prospectus may be provided in the future to purchasers by means of amendments to this prospectus.

      This prospectus does not contain information in or attached as an exhibit to the registration statement. Purchasers should refer to those exhibits to the registration statement for the complete text. For further information concerning Whole Living and the securities offered, refer to the registration statement and its exhibits which may be inspected at the office of the SEC without charge. A copy of the registration statement, any post-effective amendment and exhibits may be accessed through the SEC's web site at http://www.sec.gov.

      We currently use an investor relations firm, Columbia Financial Group, Inc. and interested persons may call at (888) 301-6271.


                           CHANGES IN ACCOUNTANTS

       As previously reported, Chisholm & Associates, CPA's, replaced Crouch, Bierwolf & Chisholm, CPA's, as our independent auditor on August 3, 2000.


                             FINANCIAL STATEMENTS

UNAUDITED FINANCIAL STATEMENTS OF WHOLE LIVING FOR PERIOD ENDED MARCH 31, 2001
    Balance Sheets........................................................F-1
    Statements of Operations..............................................F-3
    Statement of Cash Flows...............................................F-4
    Notes.................................................................F-5

FINANCIAL STATEMENTS OF WHOLE LIVING FOR THE YEARS ENDED DECEMBER 2000 AND
1999
    Chisholm & Associates Independent Auditors' Report....................F-6
    Balance Sheets........................................................F-7
    Statements of Operations..............................................F-9
    Statements of Stockholder's Equity...................................F-10
    Statements of Cash Flows.............................................F-11
    Notes................................................................F-12

                              Whole Living, Inc.

                             Financial Statements

                                March 31, 2001

                              Whole Living, Inc.
                                Balance Sheets

                                    ASSETS

                                                    March 31     December 31
                                                      2001           2000
                                                  ------------- -------------
CURRENT ASSETS

   Cash                                           $          -  $          -
   Accounts receivable                                 131,590        13,627
   Inventory                                           513,100       480,618
   Prepaid expenses                                     29,368       106,476
                                                  ------------- -------------

     Total Current Assets                              674,058       600,718
                                                  ------------- -------------

PROPERTY & EQUIPMENT, Net                              461,608       472,528
                                                  ------------- -------------
OTHER ASSETS

    Goodwill, Net                                       24,928        25,976
    Distributor Lists, Net                              61,345        64,600
    Deposits                                            18,906        18,906
                                                  ------------- -------------

    Total Other Assets                                 105,179       109,482
                                                  ------------- -------------

    TOTAL ASSETS                                  $  1,240,845  $  1,182,728
                                                  ============= =============

                              Whole Living, Inc.
                           Balance Sheet continued


                     LIABILITIES AND STOCKHOLDERS' EQUITY

                                                     March 31    December 31
                                                       2001         2000
                                                  ------------- -------------
CURRENT LIABILITIES

   Bank overdraft                                 $     25,103  $    121,073
   Accounts payable                                    341,997       432,683
   Accrued expenses                                    203,053       244,452
   Current portion of long-term liabilities            282,689     1,277,175
                                                  ------------- -------------

     Total Current Liabilities                         852,842     2,075,383
                                                  ------------- -------------

LONG TERM LIABILITIES

   Notes payable-related party                         279,851     1,274,049
   Notes payable                                             -             -
   Capital lease obligations                             2,838         3,446
   Less current portion                               (282,689)   (1,277,175)
                                                  ------------- -------------

     Total long term Liabilities                             -           320
                                                  ------------- -------------

     TOTAL LIABILITIES                                 852,842     2,075,703
                                                  ------------- -------------


STOCKHOLDERS' EQUITY

   Common stock, authorized 50,000,000 shares
    $.001 par value, issued and outstanding
    20,356,730 and 13,379,500 shares, respectively      20,357        13,380
   Additional paid in capital                        5,037,770     2,969,578
   Retained earnings                                (4,670,124)   (3,875,933)
                                                  ------------- -------------

     Total Stockholders' Equity                        388,003      (892,975)
                                                  ------------- -------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $  1,240,845  $  1,182,728
                                                  ============= =============


The accompanying notes are an integral part of these financial statements.

                              Whole Living, Inc.
                           Statements of Operations



                                                  For the three For the three
                                                  months ended   months ended
                                                    March 31       March 31
                                                      2001           2000
                                                  ------------- -------------

SALES                                             $  1,302,943  $    960,479

COST OF GOODS SOLD                                   1,071,513       606,668
                                                  ------------- -------------

GROSS PROFIT                                           231,430       353,811
                                                  ------------- -------------
OPERATING EXPENSES
   General And Administrative Expenses                 783,924       422,301
   Selling Expenses                                    241,340       219,398
                                                  ------------- -------------

TOTAL OPERATING EXPENSES                             1,025,264       641,699
                                                  ------------- -------------

OPERATING INCOME (LOSS)                               (793,834)     (287,888)
                                                  ------------- -------------
OTHER INCOME AND (EXPENSES)
   Interest Expense                                     (1,853)      (45,887)
   Other Income                                          1,496         3,468
                                                  ------------- -------------
     Total Other Income and (Expenses)                   ( 357)      (42,419)
                                                  ------------- -------------

NET INCOME (LOSS)                                 $   (794,191) $   (330,307)
                                                  ============= =============

NET INCOME (LOSS) PER SHARE                       $       (.05) $       (.03)
                                                  ============= =============

WEIGHTED AVERAGE NUMBER OF COMMON SHARES            17,018,115    10,709,000
                                                  ============= =============




  The accompanying notes are an integral part of these financial statements.

                              Whole Living, Inc.
                           Statements of Cash Flows

                                                 For the three  For the three
                                                  months ended  months ended
                                                    March 31      March 31
                                                     2001          2000
                                                  ------------- -------------
Cash Flows From Operating Activities

Net income (loss)                                 $   (794,191) $   (330,307)
Adjustments to Reconcile Net Income (Loss) to
  Net Cash Used in Operating Activities:
   Depreciation & Amortization                          43,703        17,581
   Stock Issued for Services                            72,000             -
   Bad Debt                                                  -             -
 Change in Assets and Liabilities
  (Increase) Decrease in:
   Accounts Receivable                                (117,963)       (4,601)
   Inventory                                           (32,482)     (100,578)
   Prepaid expenses                                     77,108        23,008
   Increase/(decrease) in:
   Accounts Payable                                   (186,656)     (144,592)
   Accrued Expenses                                    (41,399)        4,184
                                                  ------------- -------------

     Net Cash Used in Operating Activities            (979,880)     (535,305)
                                                  ------------- -------------

Cash Flows from Investing Activities
   Purchase of Property and Equipment                  (31,735)      (35,432)
                                                  ------------- -------------

     Net Cash Used in Investing Activities             (31,735)      (35,432)
                                                  ------------- -------------

Cash Flows from Financing Activities
   Proceeds from debt financing                      1,012,223       656,890
   Principal payments on long term debt                   (608)      (36,857)
                                                  ------------- -------------

      Net Cash Provided by Financing Activities      1,011,615       620,033
                                                  ------------- -------------
Net Increase (Decrease) in Cash and
 Cash Equivalents                                            -        49,296
                                                  ------------- -------------
Cash and Cash Equivalents
  Beginning                                                  -       183,069
                                                  ------------- -------------

  Ending                                          $          -  $    232,365
                                                  ============= =============

Supplemental Disclosures of Cash Flow Information:
  Cash payments for interest                      $      1,853  $      1,887
                                                  ============= =============
  Cash payments for income taxes                  $          -  $          -
                                                  ============= =============

Supplemental Schedule of Noncash Investing and Financing Activities

 Common shares issued for services                $     72,000  $          -
                                                  ============= =============


The accompanying notes are an integral part of these financial statements

                              Whole Living, Inc.
                                March 31, 2001

NOTES TO FINANCIAL STATEMENTS

     Whole Living, Inc. (the "Company") has elected to omit substantially all footnotes to the financial statements for the three months ended March 31, 2001, since there have been no material changes (other than indicated in other footnotes) to the information previously reported by the Company in their Annual Report filed on Form 10-KSB for the Fiscal year ended December 31, 2000.

UNAUDITED INFORMATION

     The information furnished herein was taken from the books and records of the Company without audit. However, such information reflects all adjustments which are, in the opinion of management, necessary to properly reflect the results of the period presented. The information presented is not necessarily indicative of the results from operations expected for the full fiscal year.

COMMON STOCK ISSUED FOR DEBT CONVERSION

     During February 2001, the Company issued 6,677,230 shares to related parties for debt conversion of $1,981,713 of principle and $21,456 of accrued interest.

                              Whole Living, Inc.

                      Consolidated Financial Statements

                          December 31, 2000 and 1999

                            CHISHOLM & ASSOCIATES
                         Certified Public Accountants
A Professional                  P.O. Box 540216           Office (801)292-8756
Corporation              North Salt Lake, Utah 84054      FAX (801) 292-8809

______________________________________________________________________________




                         INDEPENDENT AUDITOR'S REPORT



To the Board of Directors and Stockholders of Whole Living, Inc.

We have audited the accompanying consolidated balance sheets of Whole Living, Inc. as of December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Whole Living, Inc. as of December 31, 2000 and 1999 and the consolidated results of its operations and cash flows for the years then in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5, the Company's short operating history and operating losses raise substantial doubt about its ability to continue as a going concern. Management's plans in those matters are also described in Note 5. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ Chisholm & Associates

Chisholm & Associates
North Salt Lake, Utah
February 15, 2001

                              Whole Living, Inc.
                         Consolidated Balance Sheets

                                    ASSETS

                                                          December 31
                                                        2000        1999
                                                 ------------- --------------
CURRENT ASSETS

   Cash                                          $          -  $     183,069
   Accounts receivable                                 13,627          2,548
   Inventory                                          480,618        355,082
   Prepaid expenses                                   106,473         46,729
                                                 ------------- --------------

     Total Current Assets                             600,718        587,428
                                                 ------------- --------------

PROPERTY & EQUIPMENT, Net                             472,528        295,485
                                                 ------------- --------------
OTHER ASSETS

    Goodwill                                           25,976         34,636
    Distributor Lists                                  64,600              -
    Deposits                                           18,906         11,506
                                                 ------------- --------------

    Total Other Assets                                109,482         46,142
                                                 ------------- --------------

     TOTAL ASSETS                                $  1,182,728  $     929,055
                                                 ============= ==============








  The accompanying notes are an integral part of these financial statements.

                              Whole Living, Inc.
                         Consolidated Balance Sheets
                                  continued


                     LIABILITIES AND STOCKHOLDERS' EQUITY

                                                          December 31
                                                        2000        1999
                                                 ------------- --------------
CURRENT LIABILITIES

   Bank Overdraft                                $    121,073  $           -
   Accounts payable                                   432,683        328,478
   Accrued expenses                                   244,452        241,556
   Current portion of long-term liabilities         1,277,175        884,721
                                                 ------------- --------------

     Total Current Liabilities                      2,075,383      1,454,755
                                                 ------------- --------------

LONG TERM LIABILITIES

   Notes payable-related party                      1,274,049        840,000
   Notes payable                                            -         41,298
   Capital lease obligations                            3,446          7,905
   Less current portion                            (1,277,175)      (884,721)
                                                 ------------- --------------

     Total long term Liabilities                          320          4,482
                                                 ------------- --------------

     TOTAL LIABILITIES                              2,075,703      1,459,237
                                                 ------------- --------------
STOCKHOLDERS' EQUITY

   Common stock, authorized 50,000,000 shares
     $.001 par value, issued 13,379,500 and
     11,109,000 shares, respectively, and
     outstanding 13,379,500 and 10,709,000,
     respectively                                      13,380         10,709
   Additional paid in capital                       2,969,578      1,213,249
   Retained earnings                               (3,875,933)    (1,754,140)
                                                 ------------- --------------

     Total Stockholders' Equity                      (892,975)      (530,182)
                                                 ------------- --------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $  1,182,728  $     929,055
                                                 ============= ==============



  The accompanying notes are an integral part of these financial statements.

                              Whole Living, Inc.
                    Consolidated Statements of Operations




                                                           For the
                                                         Year Ended
                                                         December 31,
                                                     2000            1999
                                                 ------------- --------------

REVENUES                                         $  5,198,835  $   3,625,935

COST OF SALES                                       3,881,351      2,656,361
                                                 ------------- --------------

GROSS PROFIT                                        1,317,484        969,574
                                                 ------------- --------------

SELLING EXPENSES                                      898,143        358,436

RESEARCH & DEVELOPMENT                                      -         17,520

GENERAL & ADMINISTRATIVE EXPENSES                   2,536,985      2,240,313
                                                 ------------- --------------

TOTAL OPERATING EXPENSES                            3,435,128      2,616,269
                                                 ------------- --------------

OPERATING INCOME/(LOSS)                            (2,117,644)    (1,646,695)
                                                 ------------- --------------

OTHER INCOME AND (EXPENSES)

   Interest expense                                   (13,015)       (52,649)
   Interest income                                      8,866          6,551
   Loss on sale of asset                                    -         (6,090)
                                                 ------------- --------------

     Total Other Income and (Expenses)                 (4,149)       (52,188)
                                                 ------------- --------------

INCOME/(LOSS) BEFORE INCOME TAXES                  (2,121,793)    (1,698,883)

PROVISION FOR INCOME TAXES                                  -              -
                                                 ------------- --------------

NET INCOME/(LOSS)                                $ (2,121,793) $  (1,698,883)
                                                 ============= ==============

NET LOSS PER SHARE                               $      (0.18) $       (0.19)
                                                 ============= ==============

WEIGHTED AVERAGE OUTSTANDING SHARES                12,101,958      8,793,613
                                                 ============= ==============









  The accompanying notes are an integral part of these financial statements.

                              Whole Living, Inc.
                Consolidated Statement of Stockholders' Equity
               For the years ended December 31, 2000 and 1999


                                                      Additional  Retained
                                    Common Stock      Paid in     Earnings
                                Shares        Amount  Capital    (Deficit)
                             ------------- ---------- ----------- ------------
Balance on December 31, 1998    6,000,000      6,000     195,000     (55,257)

Adjustment for reverse
 acquisition and
 reorganization                 4,299,000      4,299     795,701           -

July 1999 - shares issued for
 conversion of notes payable      400,000        400     207,558           -

September 1999- shares issued
 for Insurance policy              10,000         10      14,990           -

Net (Loss) for the year
 ended December 31, 1999                -          -           -   (1,698,883)
                             ------------- ---------- ----------- ------------

Balance on December 31, 1999   10,709,000     10,709   1,213,249   (1,754,140)

March 2000 - shares issued
 for conversion of notes
 payable                          400,000        400     499,600            -

June 2000 - shares issued for
 conversion of notes payable    2,000,000      2,000     998,000            -

August 2000 - shares issued
 for Insurance policy              35,000         35      23,465            -

September 2000 - shares
 issued for  distributor
 agreements                       235,000        235     234,765            -

November 2000 - shares
 issued on stock incentive
 program                              500          1         499            -

Net (Loss) for the year
 ended December 31, 2000                -          -           -   (2,121,793)
                             ------------- ---------- ----------- ------------

Balance on December 31, 2000   13,379,500  $  13,380   2,969,578  $(3,875,933)
                             ============= ========== =========== ============






  The accompanying notes are an integral part of these financial statements.

                              Whole Living, Inc.
                     Consolidated Statements of Cash Flow

                                                      For the      For the
                                                     Year Ended   Year Ended
                                                     December 31  December 31
                                                        2000         1999
                                                   ------------- -------------
Cash Flows From Operating Activities
Net income (loss)                                  $ (2,121,793) $ (1,698,883)
Non-cash items:
   Depreciation & amortization                          122,845        66,565
   Stock issued for services                            235,500             -
   Stock issued for insurance                            23,500        15,000
   Stock issued for interest                                  -         7,958
   Loss on sale of assets                                     -         6,090
(Increase)/decrease in current assets:
   Accounts receivable                                  (11,079)       (1,504)
   Inventory                                           (125,536)     (261,087)
   Prepaid expenses                                     (59,744)      (46,729)
Increase/(decrease) in current liabilities:
   Bank Overdraft                                       121,073             -
   Accounts payable                                     104,205       291,688
   Accrued expenses                                       2,896       185,602
                                                   ------------- -------------
    Net Cash Provided(Used) by Operating Activities  (1,708,133)   (1,435,300)
                                                   ------------- -------------

Cash Flows from Investing Activities
  Cash paid for Property and Equipment                 (290,729)     (176,375)
  Cash paid for Distributor Lists                       (65,100)            -
  Cash paid for Deposits                                 (7,400)      (11,506)
                                                   ------------- -------------
   Net Cash Provided(Used) by Investing Activities     (363,229)     (187,881)
                                                   ------------- -------------

Cash Flows from Financing Activities
  Cash received from WLN pursuant to the acquisition          -       800,000
  Cash received from debt financing                   1,934,049       990,000
  Principal payments on long-term debt                  (45,756)      (51,955)
                                                   ------------- -------------
   Net Cash Provided(Used) by Financing Activities    1,888,293     1,738,045
                                                   ------------- -------------

    Increase/(decrease) in Cash                        (183,069)      114,864

Cash and Cash Equivalents at Beginning of Period        183,069        68,205
                                                   ------------- -------------

Cash and Cash Equivalents at End of Period         $          -  $    183,069
                                                   ============= =============

Supplemental Cash Flow Information:
  Cash paid for interest                           $        567  $      9,799
  Cash paid for income taxes                       $          -  $          -
Non-cash financing transaction:
 Stock issued for services                         $    235,500  $          -
 Stock issued for insurance policy                 $     23,500  $     15,000
 Stock issued for conversion of notes payable      $  1,500,000  $    207,958

                              Whole Living, Inc.
                Notes to the Consolidated Financial Statements
                          December 31, 2000 and 1999


NOTE 1 - Summary of Significant Accounting Policies

         a. Organization

            Whole Living, Inc. (the Company) was incorporated on November 25, 1998 in the state of Utah. On November 30, 1998, the Company acquired the assets, leases, product line and name of Brain Garden, L.L.C., a Utah limited liability company engaged in the marketing and distribution of various natural food products, oils and bath salts. The Company does business under the name of Brain Garden, and maintains its headquarters in American Fork, Utah.

         b. Recognition of Revenue

            The Company recognizes income and expense on the accrual basis of accounting.

            The Company's source of revenue is from the sale of various food products and other natural products. The Company recognizes the sale upon receipt of the sales order, which is simultaneous with the payment and delivery of such goods. The Company offers a 100% satisfaction guarantee against defects for 30 days after the sale of their product. The Company extends this return policy to its distributors for a 30 day period and the consumer has the same return policy in effect against the distributor. Returns are approximately 1% of sales for both periods presented. All conditions of FASB 48 are met and the revenue is recorded upon sale, with an estimated accrual for returns. The Company has no sources of comprehensive income.

         c. Earnings (Loss) Per Share

            The computation of earnings per share of common stock is based on the weighted average number of shares outstanding at the date of the financial statements.

                                       Income(loss)   Shares      Per-Share
                                       (Numerator)  (Denominator)  Amount
                                       ------------- ------------ -----------
For the year ended December 31, 2000:
  Income (loss) from operations        $ (2,117,644)
                                       -------------
  Basic EPS
  Income (loss) to common stockholders $ (2,121,793)  12,101,958  $    (.18)
                                       ============= ============ ===========
For the year ended December 31, 1999:
  Income (loss) from operations        $ (1,646,695)
                                       -------------
  Basic EPS
  Income (loss) to common stockholders $ (1,698,883)   8,793,613  $    (.19)
                                       ============= ============ ===========

                              Whole Living, Inc.
                Notes to the Consolidated Financial Statements
                          December 31, 2000 and 1999


NOTE 1 - Summary of Significant Accounting Policies (Continued)

         c. Earnings (Loss) Per Share (continued)

            There are no reconciling items to net income for the computation of earnings per share. At December 31, 1999, the 400,000 shares held in escrow as collateral on a note payable were not included in computing diluted earnings per share because their effects were anti-dilutive.

         d. Provision for Income Taxes

            No provision for income taxes has been recorded due to net operating loss carryforwards totaling approximately $3,875,000 that will be offset against future taxable income. Since the Company has yet to prove they can generate taxable income, a valuation account has been created to eliminate the deferred tax asset.

            Deferred tax assets and the valuation account is as follows at December 31, 2000 and 1999:

                                                      December 31,
                                                2000             1999
                                            --------------- ---------------
Deferred tax asset:
   NOL carryforward                         $    1,317,000  $      596,000
Valuation allowance                             (1,317,000)       (596,000)
                                            --------------- ---------------
Total                                       $            -  $            -
                                            =============== ================

         e. Cash and Cash Equivalents

            The company considers all highly liquid investments with maturities of three months or less to be cash equivalents.

         f. Property and Equipment

            Expenditures for property and equipment and for renewals and betterments, which extend the originally estimated economic life of assets or convert the assets to a new use, are capitalized at cost. Expenditures for maintenance, repairs and other renewals of items are charged to expense. When items are disposed of, the cost and accumulated depreciation are eliminated from the accounts, and any gain or loss is included in the results of operations.

            The provision for depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Depreciation expense for the period ended December 31,2000 and 1999 is $113,686 and $57,906, respectively.

                              Whole Living, Inc.
                Notes to the Consolidated Financial Statements
                          December 31, 2000 and 1999


NOTE 1 - Summary of Significant Accounting Policies (Continued)

         f. Property and Equipment (continued)

            In accordance with Financial Accounting Standards Board Statement No.121, the Company records impairment of long-lived assets to be held and used or to be disposed of when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount. At December 31, 2000, no impairments were recognized.

         g. Inventory

            Inventory is recorded at the lower of cost or market and valued on a first-in, first-out basis. Inventory consists primarily of consumable food products and ingredients.

         h. Fair Value of Financial Instruments

            Unless otherwise indicated, the fair values of all reported assets and liabilities which represent financial instruments (none of which are held for trading purposes) approximate the carrying values of such amounts.

         i. Goodwill

            The Company recorded goodwill in the acquisition of the assets of Brain Garden, LLC. Various intangible assets such as distributor down lines, customer lists and product name identification are included in Goodwill. Valuation of these intangibles separately was not identified, yet the excess of payment over the net assets received provides for the recording of these intangibles as Goodwill. Goodwill is being amortized over 5 years on a straight-line method. Amortization expense for the years ended December 31, 2000 and 1999 was $9,159 and $8,659, respectively.

         j. Use of Estimates

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make assumptions that affect the amounts reported in the financial statements and accompanying notes. In these financial statements, assets, liabilities and earnings involve extensive reliance on managements estimates. Actual results could differ from those estimates.

                              Whole Living, Inc.
                Notes to the Consolidated Financial Statements
                          December 31, 2000 and 1999


NOTE 1 - Summary of Significant Accounting Policies (Continued)

         k. Acquisition

            On November 30, 1998, the Company acquired many of the assets, lease obligations and much of the product line of Brain Garden LLC, a Utah Limited Liability Company ("Brain Garden"). Brain Garden's product line consists of various natural food products, oils and bath salts. The acquisition was recorded using the purchase method of a business combination. Goodwill was recorded in the acquisition in the amount of $43,294 and will be amortized over 60 months. The Company paid $283,800 for the purchase of Brain Garden assets. The Company assumed leases in the amount of $14,500. The Company also assumed an operating lease for office space which expired during 1999. No operating activity of Brain Garden is included in the statement of operations of the Company prior to the acquisition.

NOTE 2 - Property & Equipment

            Property and equipment consists of the following at December 31, 2000 and 1999:

                                                          December 31,
                                                       2000           1999
                                                 -------------- ------------
      Office equipment & furnishings             $      94,187  $    49,782
      Office furniture & fixtures                       61,111       57,536
      Software                                         472,140      232,333
      Leased equipment                                  15,014       15,014
                                                 -------------- ------------
                                                       642,452      354,665
      Less:
        Accumulated depreciation                      (163,674)     (55,930)
        Accumulated depreciation-leased equipment       (6,250)      (3,250)
                                                 -------------- ------------

      Total Property & Equipment                 $     472,528  $   295,485
                                                 ============== ============

                              Whole Living, Inc.
                Notes to the Consolidated Financial Statements
                          December 31, 2000 and 1999


NOTE 3 - Long-Term Liabilities

         Long Term Liabilities are detailed in the following schedules as of December 31, 2000 and 1999:

     Notes payable - related party is detailed as follows:
                                                            December 31
                                                         2000          1999
                                                     ------------ ------------

      Note payable to a shareholder of the Company,
      bearing interest at 14%, due upon demand and
      unsecured                                      $   771,630  $         -

      Note payable to a shareholder of the Company,
      bearing interest at 10.5%, due upon demand
      and unsecured                                      409,305            -

      Note payable to a corporation under common
      ownership, non-interest bearing, due upon
      demand and unsecured                                93,114            -

      Note payable to a shareholder of the Company,
      bearing interest at 10%, due June 2000 and
      secured by 400,000 shares of common stock                -      500,000

      Note payable to a shareholder of the Company,
      bears interest at 9%, due May 1, 2000 and
      unsecured                                                -      340,000
                                                   -------------- ------------
      Total notes payable - related party              1,274,049      840,000
                                                   ============== ============

      Notes Payable are detailed as follows:

      Note payable to an individual, non-interest
      bearing, due within one year                             -       10,031

      Note payable to a corporation, non-interest
      bearing, due within 60 days of delivery of
      software, unsecured                                      -       31,267
                                                   -------------- ------------

      Total Notes Payable                          $           -  $    41,298
                                                   ============== ============

                              Whole Living, Inc.
                Notes to the Consolidated Financial Statements
                          December 31, 2000 and 1999




NOTE 3 - Long-Term Liabilities (continued)

         Capital lease obligations are detailed in the following schedule as of December 31, 2000 and 1999:

                                                            December 31
                                                         2000          1999
                                                     ------------ ------------
      Capital lease obligation to a corporation
      for computer equipment, lease payments due
      monthly of $435 through February 2000,
      bears interest at 18%, secured by computer
      equipment.                                     $         -  $       808

      Capital lease obligation to a corporation
      for computer equipment, lease payments
      due monthly of $304 through April 2002,
      bears interest at 18%, secured by equipment.          3,446       7,097
                                                     ------------ ------------

      Total Lease Obligations                               3,446       7,905
                                                     ------------ ------------

      Total long term liabilities                       1,277,495     889,203
                                                     ============ ============
      Less current portion of:
        Notes payable - related party                   1,274,049     840,000
        Notes payable                                           -      41,298
        Capital lease obligations                           3,126       3,423
                                                     ------------ ------------
      Total current portion                             1,277,175     884,721
                                                     ------------ ------------
      Net Long Term Liabilities                      $        320 $     4,482
                                                     ============ ============


         Future minimum principal payments on notes payable and notes payable-related party are as follows at December 31, 2000:

            2001                                                  $ 1,274,049
                                                                  ------------

      Total notes payable and notes payable-related party         $ 1,274,049
                                                                  ============

                              Whole Living, Inc.
                Notes to the Consolidated Financial Statements
                          December 31, 2000 and 1999

NOTE 3 - Long-Term Liabilities (continued)

         Future minimum lease payments are as follows at December 31, 2000:

                     2001                                            3,648
                     2002                                              521
                                                                  ---------
                                                                     4,169
                     Less portion representing interest               (723)
                                                                  ---------
                     Total                                        $  3,446
                                                                  =========
NOTE 4 - Commitments and Contingencies

         In December 1999 the Company committed to an operating lease for office space. The lease requires the Company to pay monthly rent of $12,317 and expires in July 2002.

         In April 1999 the Company committed to an operating lease for a vehicle. The lease requires the Company to make monthly payments of $499 and expires in April 2002.

         In March 1999 the Company committed to an operating lease for a vehicle. The lease requires the Company to make monthly payments of $399 and expires in March 2002.

         In March 1999 the Company committed to an operating lease for a vehicle. The lease requires the Company to make monthly payments of $691 and expires in March 2002.

          Future minimum payments on operating leases are as follows:

            2001        $     166,872
            2002               91,485
                        -------------
           Total        $     258,357
                        =============

                              Whole Living, Inc.
                Notes to the Consolidated Financial Statements
                          December 31, 2000 and 1999



NOTE 4 - Commitments and Contingencies (continued)

         The Company sells and distributes its products through independent distributors. The Company is committed to an agreement that guarantees a monthly distributors bonus of $5,000 to one of its distributors who purchased a distributor position for $50,000. The distributor agreement can be terminated within 90 days of the execution of the agreement at the option of the distributor. If canceled during this period a refund of the $50,000 less monthly bonuses could occur. The termination period ended February 28, 1999, and at such time a contingency no longer exists, however the monthly commitment continues as long as both parties perform their respective obligations under the terms of the agreement. The agreement has no termination date.

          The Company is also committed to a consulting arrangement with an individual, wherein the Company pays a $5,000 monthly draw against future royalties from developing sales, training and educational aids on a case-by-case basis. The agreement can be terminated by a 90-day written notice from either party. Termination by the Company must be for cause. The Company paid $15,000 upon signing the agreement as a signing bonus which was expensed as well as the monthly royalty payments. There is no indication in the agreement that repayment of the advances is required in the future. The Company received the individuals "downline" as part of the agreement, but no asset has been recorded, because future economic benefit is unclear.

NOTE 5 - Going Concern

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has had recurring net operating losses since inception and is dependent upon financing to continue operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. It is management's plan to raise additional funds through public markets and market it's products aggressively.

NOTE 6 - Related Party Transactions

         All officers of the Company own an interest in MRB, LLC, a company which prepares the sales aids and product kits for the Company. $198,000 was paid to MRB for the year ended December 31, 1999.

         In May 1999, PHI Mutual Ventures, a shareholder of the Company loaned $340,000 to the Company. The loan bears interest at 9% and is due May 1, 2000. This note was converted to equity in 2000.

                              Whole Living, Inc.
                Notes to the Consolidated Financial Statements
                          December 31, 2000 and 1999


NOTE 6 - Related Party Transactions (continued)

         During June 1999, PHI Mutual Ventures, a shareholder of the Company loaned $500,000 to the Company. The loan bears interest at 10% and is due June 2000. This note was converted to equity in 2000.

         In September 1999, PHI Mutual Ventures, a shareholder of the Company loaned $150,000 to the Company. Also in September 1999, PHI Mutual Ventures assumed a $50,000 note originally made in 1998 by another shareholder of the Company. These loans were shortly thereafter converted into 400,000 shares of the Company's common stock.

         On December 1, 1999, the Company entered into a service agreement with Excel Graphics, a Utah corporation, to provide product warehousing and fulfillment. Mark Burdge, a shareholder and then director, is the President and major shareholder of Excel Graphics. The company paid $57,551 to Excel for its services in 1999 and 2000.

         During the year ended December 31, 2000, Capital Communications, a shareholder of the Company loaned $1,771,630 to the Company. The loan bears interest at 14.5% and is due upon demand. However, in June 2000, $1,000,000 of this loan was converted to 2,000,000 shares of common stock. The balance due at December 31, 2000 is $771,428.

         During the year ended December 31, 2000, Mark Comer, a shareholder of the Company loaned $409,305 to the Company. The loan bears interest at 10.5% and is due upon demand. The balance due at December 31, 2000 is $409,305.

         During the year ended December 31, 2000, Tapdog.com, a corporation under common ownership, loaned $150,000 to the Company. The loan in non-interest bearing and is due upon demand. The balance due at December 31, 2000 is $93,114.

NOTE 7 - Principles of Consolidation

         The December 31, 1999 financial statements include the books of Whole Living, Inc. (Nevada) and its wholly owned subsidiary Whole Living, Inc.
(Utah). All intercompany transactions and balances have been eliminated in the consolidation.

                              Whole Living, Inc.
                Notes to the Consolidated Financial Statements
                          December 31, 2000 and 1999

NOTE 8 - Reverse Acquisition

         Effective May 24, 1999 the Company entered into an agreement to merge with Whole Living, Inc. a Nevada Corporation (WLN) which is a non-operating public company with cash of $150,000 and a note receivable of $650,000 from Whole Living, Inc. (Utah) for funds advanced in contemplation of the merger. Pursuant to the merger, WLN issued 6,000,000 shares of common stock to the shareholders of the Company for all outstanding stock of the Company. The merger was recorded as a reverse merger, with Whole Living, Inc. (Utah) being the accounting survivor. All historical financial information in these statements through May 23, 1999 are therefore that of Whole Living, Inc.
(Utah). A reverse merger adjustment was made to the books of the Company to reflect the change in capital to that of WLN. No goodwill or intangible assets were recorded in the reverse acquisition.

NOTE 9 - Stock Split

         The per share information in these financial statements have been retroactively restated for the effects of the reverse merger, as a 540.54 for 1 forward stock split.

NOTE 10 - Stockholders' Equity Transactions

          In May 1999, the Company issued 6,000,000 shares of its common stock in the reverse acquisition (See Note 8).

          In July 1999, the Company issued 400,000 shares of its common stock at $.52 per share in conversion of notes payable.

          In July 1999, 400,000 shares of common stock were issued to PHI Mutual Ventures as collateral on the $500,000 note payable. The shares were being held in escrow and were therefore issued but not outstanding at December 31, 1999. However, the shares were issued in March 2000 for conversion of notes payable at $1.25 per share.

          In September 1999, the Company issued 10,000 shares of its common stock at $1.50 per share for an insurance policy.

          In June 2000, the Company issued 2,000,000 shares of its common stock at $.50 per share for conversion of notes payable of $1,000,000.

          In August 2000, the Company issued 35,000 shares of its common stock at $.67 per share for an insurance policy.

                              Whole Living, Inc.
                Notes to the Consolidated Financial Statements
                          December 31, 2000 and 1999


NOTE 10 - Stockholders' Equity Transactions (continued)

          In September 2000, 235,000 shares of common stock were issued to Daniel W.Jackson, Esq. to be issued to distributors as certain performance benchmarks are achieved. The shares were released and the Company recorded expense of $235,000 based on the market price of the stock at the time of the agreement.

          In November 2000, the Company issued 500 shares of its common stock at $1.00 per share on a distributor agreement.

NOTE 11- Stock Warrants

         In September 2000, the Company entered into a consulting agreement with Columbia Finacial Group, Inc., for investor relations, public relations, publishing, advertising and other services. In exchange for a years worth of service, the Company issued 800,000 stock warrants to acquire common stock at $2.00 per share for 5 years.

         The Company accounted for these warrants per FASB 123 using the Black-Scholes model on the date the warrants became measurable per EITF 96-18. The fair value of these warrants were determined using the following assumptions: expected volatility -60%; risk free interest rate of 7%, and expected life of 5 years. The value of the warrants was determined to be $0. With the sliding downward volatile trend of the Company's stock price, no value was assessed.

         As of December 31, 2000, no services had been performed on this agreement, however subsequent to the audit date the Company changed the exercise price of the warrants to $.50 and services are expected to be performed in the summer of 2001. At that time the Company will expense the value of the services, and with the adjustment of the exercise price of the warrants, the Black-Scholes model will be used to re-evaluate the value of the warrants.

         No warrants have been exercised as of December 31, 2000.

No dealer, salesman or any other person
has been authorized to give any information
or to make any representations not contained
in this prospectus; any information or
representation not contained herein must not
be relied upon as having been authorized by
Whole Living.  This prospectus does not
constitute an offer to sell, or a solicitation
of an offer to buy, any securities other than
the securities covered by this prospectus; nor              ___________
does it constitute an offer to sell, or a
solicitation of an offer to buy, any of the                 PROSPECTUS
securities covered by this prospectus by Whole              ___________
Living or any person to whom it is unlawful for
Whole Living to make such offer or solicitation.
Neither the delivery of this prospectus nor any
sale made hereunder shall, under any circumstances,
create an implication that there has been no
change in the affairs of Whole Living since the         Whole Living, Inc.
date of this prospectus.

                                                    11,753,470 Common Shares
            TABLE OF CONTENTS

                                        Page
Prospectus Summary........................3
Risk Factors..............................4
Use of Proceeds...........................6
Market for Common Equity..................6
Management's Discussion and Analysis......8
Business.................................13
Properties...............................21
Legal Proceedings........................22
Management...............................22              June 27, 2001
Principal Stockholders...................24
Selling Stockholders.....................24
Description of Securities................26
Plan of Distribution.....................27
Interest of Named Experts and Counsel....28
Commission's Position on Indemnification
  For Securities Act Liability...........28
Available Additional Information.........28
Changes in Accountants...................29
Financial Statements.....................29

                                   PART II

ITEM 24: INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Pursuant to Nevada Revised Statutes Section 78.7502 and 78.751, our Articles of Incorporation and bylaws provide for the indemnification of present and former directors and officers and each person who serves at our request as our officer or director. We will indemnify such individuals against all costs, expenses and liabilities incurred in a threatened, pending or completed action, suit or proceeding brought because such individual is our director or officer. Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interest. In a criminal action he must not have had a reasonable cause to believe his conduct was unlawful. This right of indemnification is not exclusive of other rights the individual is entitled to as a matter of law or otherwise.

      We will not indemnify an individual adjudged liable to us due to his negligence or wilful misconduct toward us, or if he improperly received personal benefit. Indemnification in a derivative action is limited to reasonable expenses incurred in connection with the proceeding. Also, we are authorized to purchase insurance on behalf of an individual for liabilities incurred whether or not we would have the power or obligation to indemnify him pursuant to our bylaws. We have purchased Director and Officer Liability insurance with limits of $1 million per loss and $1 million per policy year per insured.

      Our bylaws provide that individuals may receive advances for expenses if the individual provides a written affirmation of his good faith belief that he has met the appropriate standards of conduct and he will repay the advance if he is adjudged not to have met the standard of conduct.

      Pursuant to the registration rights agreement between Whole Living and the investors, each selling stockholder has agreed to indemnify and reimburse Whole Living for any actions based upon any untrue statement or alleged untrue statement or any omission or alleged omission based upon written information furnished to us by the selling stockholders for use in the preparation of the registration statement or prospectus.


ITEM 25: OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the expenses payable by us in connection with the sale of the shares. We will pay all the costs of this offering, with the exception of the costs incurred by the selling stockholders for their legal counsel and the costs they may incur for brokerage commissions on the sale of their shares. All the amounts shown are estimates except for the registration fee:

Securities and Exchange Commission Registration Fee.................$1,248,81
Printing and Engraving Expenses........................................500.00
Legal and Accounting Fees and Expenses...............................9,000.00
Transfer Agent and Registrar Fees and Expenses.........................250.00
Miscellaneous..........................................................250.00
      Total........................................................$11,248.81

ITEM 26: RECENT SALES OF UNREGISTERED SECURITIES

      The following discussion describes all securities sold by us within the past three years without registration:

      In March of 1999, at Whole Living's organizational meeting, the Board authorized the issuance of 100 common shares each to our then President, Anita Patterson, and our then Secretary/Treasurer, April Marino, for

$2.00 cash. We relied on an exemption from the registration requirements of the Securities Act of 1933 by reason of Section 4(2) as a private transaction not involving a public distribution.

      On January 15, 1999, the Board authorized the issuance of 300,000 shares to Daniel W. Jackson, as escrow agent, for $800,000 cash. We relied on an exemption from the registration requirements of the Securities Act of 1933 by reason of Section 4(2) as a private transaction not involving a public distribution.

      On March 24, 1999, as part of the reverse merger between Whole Living and Whole Living Utah, Whole Living issued 6,000,000 shares of its restricted common stock to the five shareholders of Whole Living Utah. In consideration for this issuance, Whole Living received all of the issued and outstanding common stock and thereby 100% ownership of Whole Living Utah. We relied on an exemption from the registration requirements of the Securities Act of 1933 by reason of Section 4(2) as a private transaction not involving a public distribution.

      On July 13, 1999, we issued 400,000 common shares to SGS Holdings, LLC to satisfy certain promissory notes, with interest, of $207,958. We relied on an exemption from the registration requirements of the Securities Act of 1933 by reason of Section 4(2) as a private transaction not involving a public distribution.

      In September of 1999, we issued 10,000 common shares, valued at $15,000, to Universal Business Insurance in consideration for an insurance policy. We relied on an exemption from the registration requirements of the Securities Act of 1933 by reason of Section 4(2) as a private transaction not involving a public distribution.

      In March 2000 we issued 400,000 common shares to SGS Holdings, LLC for debt conversion of $500,000 cash. We relied on an exemption from the registration requirements of the Securities Act of 1933 by reason of Section 4(2) as a private transaction not involving a public distribution.

      On July 21, 2000, we issued 800,000 shares valued at $400,000 to Capital Communications, Inc. to satisfy a note payable. We relied on an exemption from the registration requirements of the Securities Act of 1933 by reason of
Section 4(2) as a private transaction not involving a public distribution.

      On July 21, 2000, we issued 1,200,000 common shares valued at $600,000 to Development Specialties, Inc. to satisfy a note payable. We relied on an exemption from the registration requirements of the Securities Act of 1933 by reason of Section 4(2) as a private transaction not involving a public distribution.

     On August 1, 2000, we issued 35,000 common shares to Donald Mayer, President of Universal Business Insurance to cancel a debt of $23,500 payable to Universal Business Insurance. We relied on an exemption from the registration requirements of the Securities Act of 1933 by reason of Section 4(2) as a private transaction not involving a public distribution.

      On September 11, 2000, we issued an aggregate of 235,000 common shares valued at $235,000 to three independent distributors pursuant to distributor
agreements.   We issued 75,000 shares to Earl Shaw, 85,000 shares to
DennisWindsor and 75,000 shares to Dwight Johnson. We relied on an exemption from the registration requirements of the Securities Act of 1933 by reason of
Section 4(2) as a private transaction not involving a public distribution.

      On September 13, 2000 we granted warrants to purchase 800,000 common shares to Columbia Financial Group, Inc. in consideration for investor relations services. The warrants were valued at $400,000, have an exercise price of $2.00, later reduced to $0.50, and expire through September 2005. We relied on an exemption from the registration requirements of the Securities Act of 1933 by reason of Section 4(2) as a private transaction not involving a public distribution.

      On November 27, 2000, we issued 500 shares valued at $500 to Harry Collins pursuant to a distributor agreement. We relied on an exemption from the registration requirements of the Securities Act of 1933 by reason of

Section 4(2) as a private transaction not involving a public distribution.

      On January 8, 2001, we issued 250,000 common shares valued at approximately $60,000 to Mutual Ventures Corporation in consideration for business consulting services. On that same date we issued 50,000 common shares to Daniel W. Jackson in consideration for legal services valued at approximately $12,000. We relied on an exemption from registration under the Securities Act provided by Section 4(2) as a private transaction not involving a public distribution.

      Starting February 15, 2001, our Board authorized the sale of our common shares in a limited offering. During February and March our Board authorized the issuance of an aggregate of 6,677,230 common shares to eight accredited investors for conversion of debt and cash valued at approximately $2,003,169. We relied on an exemption from the registration requirements of the Securities Act of 1933 provided by Section 3(b) and Regulation D as a Rule 505 limited offering. The aggregate offering was for no more than $5 million in a twelve month period.

      On May 15, 2001, we sold an aggregate of 7,500,000 common shares to six investors for $2,550,000. We relied on an exemption from registration under the Securities Act provided by Section 4(2) as a private transaction not involving a public distribution.

      On June14, 2001, we issued 40,000 common shares, valued at $10,000 to Doug Burdick in consideration for business consulting services. We relied on an exemption from registration under the Securities Act provided by Section 4(2) as a private transaction not involving a public distribution.

      On February 8, 2001, we issued 500 shares valued at $250 to Bill Church for services rendered under a distributor agreement. We relied on an exemption from registration under the Securities Act provided by Section 4(2) as a private transaction not involving a public distribution.

      On June 18, 2001, we issued 150,000 common shares, valued at $37,500, to Don Tolman for business consulting services rendered. We relied on an exemption from registration under the Securities Act provided by Section 4(2) as a private transaction not involving a public distribution.

      In connection with the issuance of our securities, we believe that the purchaser (i) was aware that the securities had not been registered under federal securities laws, (ii) acquired the securities for his/her/its own account for investment purposes and not with a view to or for resale in connection with any distribution for purpose of the federal securities laws,
(iii) understood that the securities would need to be indefinitely held unless registered or an exemption from registration applied to a proposed disposition and (iv) was aware that the certificate representing the securities would bear a legend restricting their transfer. We believe that, in light of the foregoing, the sale of our securities to the acquirer did not constitute the sale of an unregistered security in violation of the federal securities laws and regulations by reason of the exemptions provided under Sections 3(b) and 4(2) of the Securities Act, and the rules and regulations promulgated thereunder.


                              ITEM 27: EXHIBITS

Exhibits

Exhibit Number    Description



      2.1 Agreement and Plan of Reorganization between Whole Living and Whole Living, dba Brain Garden, dated March 16, 1999 (incorporated by reference to exhibit 8.1 of theForm 10-SB, as amended, filed August 9, 1999)

     3.1 Articles of Incorporation of Whole Living (incorporated by reference to Form exhibit 2.1 10-SB, as amended, filed August 9, 1999)

     3.2 Articles of Merger filed March 19, 1999 (incorporated by reference to exhibit 2.2 to the Form 10-SB, as amended, filed August 9, 1999)

     3.3 Articles of Merger filed May 24, 1999 (incorporated by reference to exhibit 2.32 to the Form 10-SB, as amended, filed August 9, 1999)

     3.4          Bylaws of Whole Living (incorporated by reference to exhibit
                  2.4 to the Form 10-SB, as amended, filed August 9, 1999)

     5.1          Opinion of Cindy Shy, P.C. (To be filed by amendment)

     10.1 Lease between Whole Living and KL Partners American Fork II, LLC, dated November 26, 1999 (incorporated by reference to exhibit 6.1 to the Form 10-SB, as amended, filed August 9,
                  1999)

     10.2 Employment Agreement between Ron Williams and Whole Living (incorporated by reference to exhibit 6.2 to the Form 10-SB, as amended, filed August 9, 1999)

     10.3 Consulting Agreement between Whole Living, Inc. and Don Tolman, dated November 30, 1998 (incorporated by reference to exhibit 6.3 to the Form 10-SB, as amended, filed August 9, 1999)

     10.4 Private Label Manufacturing Agreement between Whole Living, Inc. and Future 500 Corporation dated, September 14, 1999 (incorporated by reference to exhibit 6.4 to the Form 10-SB, as amended, filed August 9, 1999)

     10.5         Consultant Agreement between Columbia Financial Group, Inc.
                  and Whole Living, dated September 13, 2000, as amended (See attached)

     10.6 Stock Purchase Agreement between Whole Living and Investors, dated April 23, 2001 (See attached)

     10.7 Registration Rights agreement Between Whole Living and Investors, dated May 7, 2001 (See attached)

     23.1         Consent of Chisholm & Associates (See attached)

     23.2         Consent of Cindy Shy, P.C. (See attached)


                            ITEM 28: UNDERTAKINGS

Pursuant to Rule 415 under the Securities Act of 1933, the undersigned registrant hereby undertakes to:

      (1) file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement which will include any prospectus required by Section 10(a)(3) of the Securities Act; reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and include any additional or changed material information on the plan of

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

distribution.
      (2) For the purpose of determining any liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
      (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      Pursuant to Rule 461 under the Securities Act of 1933 insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

       In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether this indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

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

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused the registration statement to be signed on its behalf by the undersigned, duly authorized, in the city of American Fork, state of Utah.


                              WHOLE LIVING, INC.
                              a Nevada Corporation


                                /s/ R Williams
Date: 6-28-01              By:__________________________________________
                              Ronald K. Williams, President and Director




                              POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ronald K. Williams and Richard F. Wogksch, and each of them, his attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments (including post effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated.


                                /s/ R Williams
Date: 6-28-01              By:__________________________________________
                              Ronald K. Williams, President and Director



                               /s/ Richard F. Wogksch
Date: 6/27/2001            By:___________________________________________
                              Richard F. Wogksch, Secretary/Treasurer, Chief Financial Officer and Director


                               /s/ Sharmon L. Smith
Date: 6-27-2001            By:___________________________________________
                              Sharmon L.  Smith, Director



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